UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A (Amendment No. 1) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 BATTLE MOUNTAIN GOLD EXPLORATION CORP.
(Exact name of registrant as specified in its charter)

Nevada	6795	86-1066675
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One East Liberty Street, 6th Floor, Suite 9, Reno, Nevada 89504 (775) 686-6081
(Address and telephone number of registrant’s principal executive offices)

Mark D. Kucher, Chairman and Chief Executive Officer One East Liberty Street, 6th Floor, Suite 9, Reno, Nevada 89504 (775) 686-6081

(Name, address and telephone number of agent for service)

Copy of communications to:

Clark Wilson LLP
William L. Macdonald, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders(3)	16,604,353	$0.52	$8,634,263.56	$923.87
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants(4)	11,669,353	$0.52	$6,068,063.56	$649.28
Common Stock to be offered for resale by selling stockholders upon conversion of debentures(5)	4,480,000	$0.52	$2,329,600.00	$249.27
Total Registration Fee				$1,822.42

(1)            In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)             Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 27, 2006.

(3)            Consists of (i) 11,289,353 shares of our common stock issued in a private placement on April 25, 2006; (ii) 3,000,000 shares of our common stock issued as consideration for the acquisition of certain assets; (iii) 1,935,000 shares of our common stock issued as consideration for the provision of certain debt facilities; and (iv) 380,000 shares issued in settlement of certain debts due.

(4)            Consists of (i) 11,289,353 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 25, 2006, and (ii) 380,000 shares of common stock which may be issued in connection with the exercise of certain share purchase warrants issued in connection with the settlement of certain debts due.

(5)            Consists of (i) 4,000,000 shares of common stock potentially issuable upon conversion of convertible debenture, principal amount of $2,000,000, due on April 25, 2008 at the conversion price of $0.50 per share; and (ii) 480,000 shares of common stock potentially issuable upon the conversion of the interest payable under the convertible debenture, at an interest rate of 6% per annum, at the conversion price of $0.50 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2006

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF BATTLE MOUNTAIN GOLD EXPLORATION CORP.

_________________________________

The prospectus relates to the resale by certain selling stockholders of Battle Mountain Gold Exploration Corp. of up to 32,753,706 shares of our common stock in connection with the resale of:

- up to 11,289,353 shares of our common stock issued in a private placement on April 25, 2006;

- up to 11,289,353 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 25, 2006;

- up to 380,000 shares of our common stock issued on April 25, 2006 in settlement of certain debts due and owing;

- up to 380,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the debt settlement on April 25, 2006;

- up to 3,000,000 shares of our common stock issued to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation;

- up to 1,935,000 shares of our common stock issued as consideration for the provision of certain debt facilities provided on April 25, 2006; and

- up to 4,480,000 shares of our common stock which may be issued upon conversion of a debenture in the principal amount of $2,000,000, and accrued interest.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “BMGX”. On September 27, 2006 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.52.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ___________________, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “Battle Mountain” mean Battle Mountain Gold Exploration Corp., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We have recently become engaged in the business of acquiring and managing precious metals royalties. The royalties are passive, non-operating, interests in mining projects that are an entitlement to revenue after deducting applicable costs. We have only recently commenced this activity as a result of recent royalty asset acquisitions. We were previously an exploration stage company involved in the business of precious metal exploration. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we have recently ceased operation of this business. Our principal executive offices are located at One East Liberty Street, 6th Floor, Suite 9, Reno, Nevada 89504. Our telephone number is (775) 686-6081. We maintain a website at www.bmegold.com. Information contained on our website does not form part of this prospectus.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Battle Mountain Gold Exploration Corp. of up to 32,753,706 shares of our common stock in connection with the resale of:

- up to 11,289,353 shares of our common stock issued in a private placement on April 25, 2006;

- up to 11,289,353 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 25, 2006;

- up to 380,000 shares of our common stock issued on April 25, 2006 in settlement of certain debts due and owing;

- up to 380,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the debt settlement on April 25, 2006;

- up to 3,000,000 shares of our common stock issued to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation;

- up to 1,935,000 shares of our common stock issued as consideration for the provision of certain debt facilities provided on April 25, 2006; and

- up to 4,480,000 shares of our common stock which may be issued upon conversion of a debenture in the principal amount of $2,000,000, and accrued interest.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 63,449,389 shares of our common stock issued and outstanding as at November 30, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we could receive proceeds of up to $3,617,499 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus. We conducted a private placement in April of 2006 to certain of the selling stockholders listed herein, for gross proceeds of $3,617,499. These proceeds have been used for the acquisition of certain gold royalty assets from IAMGOLD Corporation.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2005 and 2004, including the notes to those financial statements and the unaudited interim consolidated financial statements for the quarter ended September 30, 2006 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 31 of this prospectus.

	For the quarter ended September 30, 2006	For the year ended December 31, 2005	For the year ended December 31, 2004
Revenue	$2,433,550	Nil	Nil
Net Income (Loss) for the Period	$(7,287,970)	$(1,793,922)	$(319,203)
Loss Per Share - basic and diluted	$(0.13)	$(0.04)	$(0.02)
	As at September 30, 2006	As at December 31, 2005	As at December 31, 2004
Working Capital (Deficiency)	$(4,951,514)	$(51,271)	$(451,767)
Total Assets	$20,122,358	$1,410,402	$739,218
Total Number of Issued Shares of Common Stock	63,449,389	42,530,000	40,110,000
Accumulated deficit	$(9,401,095)	$(2,113,125)	$(319,203)
Total Stockholders’ Equity	$7,468,362	$1,213,871	$879,105

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 63,449,389 shares of common stock issued and outstanding as of November 30,

2006. When this registration statement is declared effective, the selling stockholders may be reselling up to 25,273,706 shares of our common stock, not including any shares acquired on the exercise of share purchase warrants or conversion of our debenture. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading of our stock may be restricted by the SEC’s “Penny Stock” regulations which may limit a stockholder’s ability to buy and sell our stock

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments

Our common shares are currently listed for public trading on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements and have incurred losses from operations totaling approximately $2,568,647 for the nine month period ending September 30, 2006, and cumulative operating losses from our inception in January 2004, through September 30, 2006 of $4,253,515.

Our operations may not be sufficient to meet our current obligations

At September 30, 2006, we had a negative working capital of $4,951,514, primarily related to our company’s entry into short-term financing arrangements used to fund the purchase of certain gold royalty assets. In particular, we are required to pay off our bridge loan facility of $4,000,000 plus accrued interest on December 31, 2006, in addition to its normal operating expenses and gold loan obligations of approximately $1,300,000 (assuming a spot gold price of $587.90 per ounce). We have only recently commenced operations that generate cash flow. There is no assurance that these operation will be sufficient to meet our current and short-term cash needs. Our company may need to raise additional capital through debt or equity financing arrangements in the event that:

•	the prevailing market price for gold decreases;
•	anticipated acquisition costs for further royalty assets increase beyond our expectations; or
•	we encounter greater costs associated with general and administrative expenses or offering costs.
The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for any further royalty interest acquisitions or to increase our existing royalty interests. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet any further acquisition costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to acquire further royalty assets and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have a history of losses and fluctuating operating results.

From inception through September 30, 2006, we have incurred aggregate losses from operations of approximately $4,253,515. Our loss from operations for the nine month period ended was $2,568,647. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, most important of which is the prevailing market price of gold. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and, until recently, have had no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and until recently would have been considered in the development stage. The success of our company is significantly dependent on a successful acquisition program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our revenue will be derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters, and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Decreases in prices of precious metals would reduce our royalty revenues.

The profitability of precious metals mining operations (and thus the value of our royalty interests and exploration properties) is directly related to the market price of precious metals. The market price of various precious metals fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by gold producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of precious metals should drop, our royalty revenues would also drop. In addition, if the gold price drops dramatically, we might not be able to recover our investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in the gold price is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per ounce of gold, based on the London PM fix.

Gold Price Per Ounce ($)

Year	High	Low
1997	$367	$283
1998	313	273
1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	447	411
2006 (up to September 30, 2006)	725	525

Our revenues are subject to operational risks of the mining industry.

Although we are not required to pay operating costs, our financial results are subject to all of the hazards and risks normally associated with developing and operating mining properties, both for the properties where we are exploring or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;
•	fluctuations in production costs that may make mining of ore uneconomic;
•	declines in the price of gold;
•	significant environmental and other regulatory restrictions;
•	labor disputes;
•	geological problems;
•	pit walls or tailings dam failures;
•	natural catastrophes such as floods or earthquakes;
•	political risks associated with operations in developing countries; and
•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests, and may cause an operator to curtail, delay or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant estimates which can change.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or that of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties, and we do not participate in the preparation of such reports. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about prices are subject to great uncertainty and the gold price has fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

We may be unable to acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as reserves are mined.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition and results of operations.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities

Our constating documents authorize the issuance of 200,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our By-laws do not contain anti-takeover provisions which could result in a change of our management and directors if there is a take-over of our company

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of Battle Mountain Gold Exploration Corp. of up to 32,753,706 shares of our common stock in connection with the resale of:

- up to 11,289,353 shares of our common stock issued in a private placement on April 25, 2006;

- up to 11,289,353 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 25, 2006;

- up to 380,000 shares of our common stock issued on April 25, 2006 in settlement of certain debts due and owing;

- up to 380,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the debt settlement on April 25, 2006;

- up to 3,000,000 shares of our common stock issued to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation;

- up to 1,935,000 shares of our common stock issued as consideration for the provision of certain debt facilities provided on April 25, 2006; and

- up to 4,480,000 shares of our common stock which may be issued upon conversion of a debenture in the principal amount of $2,000,000, and accrued interest.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We could receive proceeds of up to $3,617,499 if all of the share purchase warrants are exercised, although we can provide no assurances in this regard. None of the selling stockholders have presently advised us of their intention to exercise any share purchase warrants at this time. We will, however, incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 32,753,706 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 31, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the selling stockholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Battle Mountain	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Conversion of the Convertible Debentures (3)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
IAMGOLD Corporation(4)	12,102,940 (3,000,000 of which are registered herein)	4,480,000	7,582,940	9,102,940	14.35%

(1)             Assumes all of the shares of common stock offered are sold. There were 63,449,389 common shares issued and outstanding on November 30, 2006.

(2)             The number of shares of common stock listed as beneficially owned by such selling stockholder were issued to the selling stockholder pursuant to the acquisition of certain gold royalty assets from the selling stockholder. Of the 12,000,000 shares owned, 3,000,000 are being registered herein.

(3)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes: (i) 4,000,000 shares of common stock potentially issuable upon conversion of convertible debenture, principal amount of $2,000,000, due on April 25, 2008 at the conversion price of $0.50 per share; and (ii) 480,000 shares of common stock potentially issuable upon the conversion of the interest payable under the convertible debenture, at an interest rate of 6% per annum, at the conversion price of $0.50 per share.

(4)             Joseph F. Conway, the President and CEO of IAMGOLD Corporation, exercises dispositive and voting authority with respect to the shares that IAMGOLD Corporation owns or that it may acquire on conversion of the convertible debenture.

Name of Selling Stockholder and Position, Office or Material Relationship with Battle Mountain	Common Shares Owned by the Selling Stockholders	Number of Shares Issuable Upon Exercise of all Share Purchase Warrants	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Alpha Capital Inc.(2)	600,000	600,000	1,200,000	Nil	Nil
A.M.C. Ltd.(3)	96,774	96,774	193,548	Nil	Nil
Bank Sal. Oppenheim jr. & cie(4)	2,357,096	2,357,096	4,714,192	Nil	Nil
William Byrd	65,000	65,000	130,000	Nil	Nil
Giancarlo Calderini	100,000	100,000	200,000	Nil	Nil
Wendy Caledon	80,000	80,000	160,000	Nil	Nil
Eagle Star International Ltd.(5)	370,000	370,000	740,000	Nil	Nil
Paul Ensor	65,000	65,000	130,000	Nil	Nil
Michael J. Hampton	1,080,000	1,080,000	2,160,000	Nil	Nil
Hansen Investments Ltd.(6)	150,000	150,000	300,000	Nil	Nil
Walton Hansen & Co.(7)	300,000	300,000	600,000	Nil	Nil
Marc. C. Henderson	250,000	250,000	500,000	Nil	Nil
Carrie Howes	20,000	20,000	40,000	Nil	Nil
Philip Kenny	1,000,000	1,000,000	2,000,000	Nil	Nil
Chris Morgan	50,000	50,000	100,000	Nil	Nil
Peter J. Mullens	100,000	100,000	200,000	Nil	Nil
Phoenix Gold Fund Limited(8)	3,000,000	3,000,000	6,000,000	Nil	Nil
Mandy Scully	161,290	161,290	322,580	Nil	Nil
Garry Valk	161,290	161,290	322,580	Nil	Nil
Winton Capital Holdings(9)	1,612,903	1,612,903	3,225,806	Nil	Nil
Yuet-Ha-Mo	50,000	50,000	100,000	Nil	Nil
Macquarie Americas Corp.(10)	1,935,000	Nil	1,935,000	Nil	Nil
Total	13,604,353	11,669,353	25,273,706

(1)             Assumes all of the shares of common stock offered are sold. Based on 63,449,389 common shares issued and outstanding on November 30, 2006.

(2)             Peter Grut exercises dispositive and voting power with respect to the shares of common stock that Alpha Capital Inc. owns, or that it may acquire on exercise of the share purchase warrants.

(3)             Anthony Balme exercises dispositive and voting power with respect to the shares of common stock that AMC Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(4)             Urs Fricken and Rene Grelat exercise dispositive and voting power with respect to the shares of common stock that Bank Sal. Oppenheim jr. & cie owns, or that it may acquire on exercise of the share purchase warrants.

(5)             Blaise Yerley exercises dispositive and voting power with respect to the shares of common stock that Eagle Star International Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(6)             Peter Grut exercises dispositive and voting power with respect to the shares of common stock that Hansen Investments Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(7)             Peter Grut exercises dispositive and voting power with respect to the shares of common stock that Walton Hansen & Co. owns, or that it may acquire on exercise of the share purchase warrants.

(8)             David Crichton Watt exercises dispositive and voting power with respect to the shares of common stock that Phoenix Gold Fund Limited owns, or that it may acquire on exercise of the share purchase warrants.

(9)             Andrew Mede, exercises dispositive and voting power with respect to the shares of common stock that Winton Capital Holdings owns, or that it may acquire on exercise of the share purchase warrants.

(10)            Macquarie Americas Corp, exercises dispositive and voting power with respect to the shares of common stock that Macquarie Americas Corp. owns in the company. The company issued these shares to Macquarie Americas Corp as partial compensation for an affiliate providing certain debt facilities, and Macquarie Americas Corp acquired these shares in the ordinary course of business. At the time of acquisition of the shares, Macquarie Americas Corp did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the shares.

We may require the selling stockholder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)           block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)           purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

April 25, 2006 Private Placement

Effective April 25, 2006, we entered into subscription agreements with 22 investors (Selling Stockholders herein), whereby we issued a total of 11,289,353 shares of our common stock at a purchase price of $0.31 per share and 11,289,353 share purchase warrants for total aggregate gross proceeds of $3,499,699. Each share purchase warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.31 per share until April 25, 2011.

April 25, 2006 Debt Facilities

On April 10, 2006 we issued 1,935,000 shares of our common stock to Macquarie Americas Corp. as consideration for the provision of certain debt facilities provided by Macquarie Bank Limited. Pursuant to the gold facility and bridge financing facility, Macquarie advanced to us $10,907,825 which was applied towards the purchase of the gold royalty assets from IAMGOLD Corporation.

Gold Facility

On April 25, 2006, we entered into a 11,750 ounce gold facility agreement with Macquarie Bank Limited. The Company sold the gold on the open market at $587.90 per ounce on April 10, 2006 for total proceeds of $6,907,825. The gold facility calls for us to repay Macquarie Bank Limited in sixteen quarterly installments of 907 ounces beginning May 15, 2006 (which was subsequently extended to May 30, 2006) with a final installment of 488 ounces due on May 15, 2010 for total consideration of 15,000 ounces. The facility is collateralized by the acquired royalty interests in mining properties.

Bridge Finance Facility

On April 25, 2006, we entered into a bridge finance facility agreement with Macquarie Bank Limited for $4,000,000. The bridge finance facility carries a 12% annual interest rate, interest is accrued until maturity, and the loan is due on the earlier of (i) December 31, 2006 and (ii) within 30 days after receipt of proceeds from a public offering of the shares of the Company. The facility carries a one-time extension option through March 31, 2007 at Macquarie Bank Limited’s sole discretion. The facility is collateralized by the acquired royalty interests in mining properties.

Debt Settlement Issuances

We issued 380,000 shares of our common stock on April 25, 2006 in settlement of certain debts due and owing to certain parties (Selling Stockholders herein), at a deemed issue price of $0.31 per share, in settlement of debts in the amount of $117,800. We also issued 380,000 share purchase warrants to the creditors. Each share purchase warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.31 per share until April 25, 2011.

Acquisition of Gold Royalty Assets from IAMGOLD Corporation

On April 25, 2006 we issued 12,000,000 shares of our common stock to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation.

In addition, as part of the consideration for the asset acquisition, we entered into a subordinated exchangeable debenture with IAMGOLD (seller of acquired royalty interests in mining properties) for a total of $2,000,000. The debenture carries an interest rate of 6% per annum and is due on April 25, 2008. Principal and interest payments are due semi-annually and may be paid in cash or in shares of common stock of our company. Additionally, IAMGOLD may, at any time within the period, convert the outstanding principal and accrued interest into shares of common stock of our company at $0.50 per share.

The following table illustrates our future obligations as of September 30, 2006:
Year	Principal	Interest	Total
2007	5,406,853	1,087,516	6,494,369
2008	3,597,332	657,715	4,255,047
2009	1,816,726	316,174	2,132,900
2010	1,216,996	76,383	1,293,379
Total	12,037,907	2,137,788	14,175,695
Note: The above table includes principal and interest on the gold facility based on a gold price of $587.90 per ounce.

Pursuant to the agreement with IAMGOLD, we agreed to file a registration statement on or before the 270th day from closing of the acquisition to register the 12,000,000 shares of common stock that we issued to them. After filing a registration statement, we are required to use our best efforts to cause this registration statement to become effective. We will be required to keep the registration statement effective until such time as all securities issued to IAMGOLD registered herein have been sold or may be resold pursuant to Rule 144 without restriction. Subsequent to an agreement with IAMGOLD, they have greed to the registration of 3,000,000 of the 12,000,000 shares issued to them.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

We are not a party to, and our property is not the subject of, any pending legal proceeding, except an action filed by a former officer and director in the Second Judicial District Court of the State of Nevada, Case No. CV06-02210, seeking to enforce alleged rights he claims to certain options to purchase shares of restricted Common Stock of our company, pursuant to a Stock Option Agreement and a Stock Option Plan, and unspecified damages. We have not yet filed an answer to the Complaint, but plans to vigorously defend the action.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Mark Kucher	Chairman, Chief Executive Officer, Director	46	March, 2006, April, 2004
David Atkinson	Chief Financial Officer	40	May, 2006
Brian M. Labadie	Director	53	November 2004
Anthony E.W. Crews	Director	54	November 2004
Robert Connochie	Director	65	July, 2006
Christopher E. Herald	Director	53	July, 2006

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Mark Kucher –Chairman, Chief Executive Officer, Director

Mark Kucher has served as our Chairman and Chief Executive Officer since March 2006 and a Director of our company since April, 2004. Mr. Kucher served as our company’s Chief Financial Officer from April, 2004 to May, 2006 and served as company’s President, Chief Executive Officer, Secretary and Treasurer from April, 2004 to September, 2004. Mr. Kucher has served as a Director of British Swiss since January, 1992, acting on behalf of Swiss pension funds in the disposition of various resource investments in Canada, predominantly in oil and gas and gold mining. Mr. Kucher has commercial, business development and corporate finance experience with an emphasis in the mining industry. Mr. Kucher has also had various positions with investment banks and brokerage firms. Mr. Kucher holds an MBA from the University of Western Ontario and a Bachelor of Commerce degree from the University of Manitoba.

Mr. Kucher is a significant employee and the loss of Mr. Kucher would have an adverse impact on our future developments and could impair our ability to succeed.

David Atkinson – Chief Financial Officer

David Atkinson has served as the Chief Financial Officer of our company since May 2006. For the past year, Mr. Atkinson has served as a consultant to Battle Mountain Gold Exploration Corp and assisted our company in the recently announced purchase of royalty assets from IAMGOLD, Inc. From 2002 through 2004, Mr. Atkinson was a Director in the Investment Banking Group at Harris Nesbitt Corp., (BMO Financial Group) in New York. Mr. Atkinson focused on mergers and acquisitions and capital raising for mid and large sized corporate clients. From 2000-2002, Mr. Atkinson was a Senior Vice President/Director at Jefferies & Company, Inc. in New York. Prior to 2000, Mr. Atkinson was a senior member of the banking teams at ING Barings and Rothschild Inc., both in New York. During his career on Wall Street, Mr. Atkinson advised on a number of complex, cross border transactions, including working with Hanson PLC on the spin off of their US non-core operations and the eventual split up of the company. Mr. Atkinson also worked with N.V. Union Miniere’s zinc mining subsidiary on its sale to Savage Resources. Mr. Atkinson received his Masters of Business Administration from the Ivey School of Business at the University of Western Ontario, and his Bachelor of Commerce degree from the University of British Columbia.

Brian M. Labadie – Director

Brian Labadie has served as a Director of our company since November 2004. Mr. Herald currently serves a Director of Solitario Resources. From November 1997 until October 2006, Mr. Labadie served as an Officer of Miramar Mining Corporation, a foreign private issuer engaged in the exploration and development of gold bearing mineral properties in northern Canada in the Northwest Territories and Nunavut. Mr. Labadie currently holds 80,000 shares of Miramar Mining Corporation. Mr. Labadie also served as a Director of Crown Resources Corporation, until it was taken over by Kinross Gold Corporation and has no relationship or any shareholding in Kinross Gold Corporation. Mr. Labadie has over thirty years experience in the mining industry. Mr. Labadie holds a Bachelor of Science degree in geological engineering from the University of Toronto.

Anthony E. W. Crews – Director

Anthony Crews has served as a Director of our company since November 2004. Mr. Crews has owned and served as the Principal of both The Mines Group, Inc. and Crews Engineering, Inc. since January 1997. Mr. Crews has over twenty-nine (29) years of experience in Civil, Mining, and Environmental Engineering. Mr. Crews holds a Bachelors degree in Civil Engineering from The University of the Witwatersrand. Mr. Crews is a member of the following organizations: Society of Mining and Metallurgical Engineers, USA; American Society of Civil Engineers, USA; Aircraft Owners and Pilots

Association, USA; Royal Ocean Racing Club, London, UK; Nevada Mining Association; National Council of Examiners for Engineering and Surveying. Mr. Crews is a Registered Professional Engineer in California, Nevada, Arizona and Hawaii.

Robert Connochie – Director

Robert Connochie has served as a Director of our company since July 2006. Mr. Connochie, MBA, is currently President of Behre Dolbear Capital. Mr. Connochie’s previous positions include Chairman and President of Potash Company of America, and VP of Corporate Development of Rio Algom Limited. He has served as a director for a number of private and public companies, including Repadre International Corporation, the former owner of the company’s international royalty portfolio. He holds a B.A. Sc. (Civil Eng.) from the University of British Columbia and a MBA from University of Western Ontario.

Christopher E. Herald – Director

Christopher E. Herald has served as a Director of our company since July 2006. Mr. Herald currently serves as CEO and as a Director of Solitario Resources. Mr Herald currently owns or has options to acquire 687,762 shares or approximately 2.5% of Solitario Resources. From June 1999 to October 2006, Mr. Herald served as President, CEO, and Director of Crown Resources. Prior to his appointment as CEO of Crown, Mr. Herald served as President and Executive VP of Crown. He holds a M.S. in Geology from Colorado School of Mines and a B.S. in Geology from the University of Notre Dame.

Recently, Crown Resources closed the sale of itself to Kinross Gold Corporation. Mr. Herald has no relationship or significant shareholding in Kinross Gold Corporation.

Solitario Resources is a mineral exploration company, which owns properties in Mexico, Brazil, Bolivia and Peru. Battle Mountain has royalty interests in mines and mineral resources in Mexico and Bolivia. We do not own any royalties in the properties owned by Solitario Resources. There is no business relationship between Solitario Resources and our company, and there is not anticipated to be one, since we are engaged in different businesses (precious metal royalty ownership vs mineral exploration and development).

We have not instituted any formal measures to prevent officers and director conflicts of interest, other than self policing. We will review and publicly disclose any situation that involves an agreement with a related party, should the situation arise in the future.

There have been no transactions consummated or transactions contemplated, with any of the above entities.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Other than disclosed herein, our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.             any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.             any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.             being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.             being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Christopher E. Herald is a director and officer of Crown Resources Corporation. Crown Resources Corporation filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. As part of the bankruptcy, Crown Resources filed a Plan of Reorganization and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002. Accordingly, Crown Resources was in bankruptcy a total of 84 days (March 8, 2002 through May 30, 2002).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
IAMGOLD Corporation 220, Bay Street, 5th floor, Toronto, ON, M5J2W4	12,102,940	19.07%
Mark Kucher 1725 Knox Road Vancouver, BC V6J 1S4	16,774,192 (2)	25.13%
David Atkinson 701 5750 Larch Street Vancouver, BC V6M 4E2	1,000,000 (3)	1.56%
Brian Labadie 24138 Fern Crescent Maple Ridge, BC V4R 2S1	300,000 (4)	*
Anthony E.W. Crews 1325 Airmotive Way Suite 175U Reno, Nevada 89502	300,000 (5)	*
Robert Connochie 164 Conochie Road, CosCob,CT, 06807	Nil	Nil
Christopher E. Herald 15095 Foothill Road, Golden, CO, 80401	Nil	Nil
All Officers and Directors as a group	30,477,132 (6)	44.91%

* Less than 1%.

(1)                  Based on 63,449,389 shares of common stock issued and outstanding as of November 30, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)             Includes 3,160,000, 1,000,000, 3,400,000 and 40,000 shares of common stock owned by Bug River, British Swiss Investment Corp. (“British Swiss”), Warrior Resources Corp. (“Warrior”), and Mr. Kucher’s spouse, respectively. Mark Kucher is a director and shareholder of Bug River, British Swiss, and Warrior. Also includes an option to purchase 800,000 shares at $0.40 per share that vested on April 15, 2005, and warrants to purchase up to 2,512,096 shares at $0.31 per share.

(3)	Includes warrants to purchase 500,000 shares at $0.31per share.
(4)	Represents an option to purchase 300,000 shares at $0.40 per share that vested on April 15, 2005.
(5)	Represents an option to purchase 300,000 shares at $0.40 per share that vested on April 15, 2005.
(6)	Includes options described in footnotes (2), (3), (4) and (5).

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 200,000,000 common shares with a par value of $0.001 and 10,000,000 preferred stock with a par value of $0.001. As at November 30, 2006 we had 63,449,389 common shares outstanding and no preferred stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Battle Mountain included in this registration statement have been audited by Chisholm, Bierwolf & Nilson, LLC, independent registered public accountants, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at One East Liberty Street, 6th Floor, Suite 9, Reno, Nevada 89504 and we also maintain an office at 890 West Pender Street, Vancouver, British Columbia, V6C 1J9 Telephone: 604-687-4653 We sublease space in the Reno office at a monthly cost of approximately $1,000 and in the Vancouver offices at a monthly cost of approximately $1,300. Our current premises are adequate for our existing and anticipated operations. At the present time, we do not have any real estate holdings and there are no plans to acquire any real property interests.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are a royalty company engaged in acquiring and managing royalty assets for precious metals. We were previously involved in the business of exploring for precious metals on properties in which we held interests in the State of Nevada. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we ceased operation of this business as a result of recent acquisitions.

Corporate History

Our company was incorporated in the State of Nevada on November 30, 2001, under the name Hudson Ventures, Inc.

On September 9, 2004, we completed a reverse merger transaction with Battle Mountain Gold Exploration, Incorporated (a Nevada Corporation) that had been formed as a private company in the business of minerals exploration, with an emphasis on gold discovery in Nevada. Pursuant to the acquisition, all of our issued and outstanding shares were exchanged for an equal number of shares of Battle Mountain Gold Exploration, Incorporated. Therefore, for accounting purposes, Battle Mountain Gold Exploration, Incorporated, the private Nevada Corporation, was deemed to have acquired our company. As part of the acquisition we changed our name to Battle Mountain Gold Exploration Corporation.

In April 2004, we completed a 10 for 1 forward stock split.

Our common shares commenced trading on the OTCBB on October 7, 2004 and now trade under the symbol “BMGX”.

On June 8, 2004, Battle Mountain entered into a joint venture (the “Joint Venture”) with Nevada Gold Exploration Solutions, L.L.C., a Nevada limited liability company (“NGXS”) and a related party to form Pediment Gold LLC, a Nevada limited liability company, to explore the Nevada great basin physiographic area using a proprietary water chemistry database.

As of December 31, 2005, we paid an aggregate of $$1,159,901 towards the initial contribution of $3,250,000 in Pediment as called for by the original agreements, as amended.

Since commencement of exploration activities in 2004, we had identified over thirty gold exploration targets in Nevada and the acquisition of two properties, the Hot Pot and the Fletcher Junction project areas.

Our gold exploration efforts were driven by the application of a hydro-geochemical testing program to evaluate ground water chemistry that can identify the presence of gold and associated minerals and elements in gravel-covered pediment locations, most of which have not been tested.

We believed that ground water chemistry could provide a powerful, simple and direct exploration methodology within Nevada’s basin and range.

The Joint Venture was formed for the purpose of exploring the Nevada great basin physiographic area using proprietary water chemistry database developed by NGXS. To date Pediment’s operations have been focused on northern and central Nevada and had identified over thirty areas of gold exploration potential and land positions have been established in two specific areas known as the Fletcher Junction Project Area located in Mineral County, Nevada and the Hot Pots Project Area located in Humboldt County, Nevada.

The Hot Pots Project

Battle Mountain’s Joint Venture company, Pediment Gold LLC identified the “Hot Pots” project area as a direct result of the successful application of our company’s proprietary ground water geochemical exploration methodology and the hydrogeochemical exploration concept that large gold deposits affect the chemistry of the surrounding ground water. The “Hot Pots” gold project is a five square mile gravel-covered pediment area located in within the Battle Mountain - Eureka Gold Trend, a regional geological alignment of gold deposits.

Altered and mineralized carbonate host rocks are exposed along nearby range fronts and have been encountered by previous drilling, both north and south of gravel-covered pediment. The project area land position consists of a contiguous block of 48 unpatented lode claims (920 acres or 1.4 square miles) and 2,200 acres (3.4 square miles) of private mineral rights.

In April, 2005 the first phase of exploration drilling on the “Hot Pots” gold project was completed and has extended the identified gold water anomaly over 10,000 feet to the southwest. Nine vertical, reverse circulation drill holes were completed for a total of almost 4,000 feet of drilling, with hole depth ranging between 300 and 620 feet. Analyses of the water samples from the first five holes are anomalous in gold and other trace-elements, reporting up to 267 parts per trillion gold. These values significantly extend the area of initial anomalous water chemistry southwestward, by almost two miles. Bedrock is oxidized and displays weak to strong hydrothermal alteration. This initial drill program was specifically designed to intersect bedrock and to collect additional water samples over the several-square-mile project area. The objectives of the drilling was to 1) test the depth to bedrock; 2) determine the bedrock’s lithologic and alteration characteristics; and 3) enlarge the extent of anomalous subsurface water chemistry. All drill holes intersected bedrock at significantly shallower depths than initially anticipated. Bedrock ranges in depth from only 110 feet to no more than 390 feet, averaging 265 feet over a foursquare-mile area. The abrupt changes in bedrock relief suggest the presence of major faults. Bedrock lithology consists of thick shale and siltstone sequences with quartzite and greenstone, likely of the Ordovician Valmy Formation.

The Fletcher Junction Project

In February 2005, Battle Mountain’s Joint Venture company, Pediment Gold LLC established the “Fletcher Junction” gold project, an 11 square mile basalt-covered target located within the Walker Lane Gold Trend. The Fletcher Junction project is the second property identified as a direct result of the successful application of the company’s proprietary ground water geochemical exploration methodology. Groundwater samples collected to date from near-surface spring sources report highly anomalous distributions of gold and trace element chemistry. The project area is surrounded by areas of past intense exploration interest and scattered drilling by several companies, but the Fletcher Junction Target Area has not been explored to date because the area is covered by 50’ to 100’ of post-mineral basalt cover, which effectively precluded the application of conventional exploration techniques short of very expensive blind drilling.

The Target Area was completely open for staking. The project area land position now consists of a contiguous block of 342 unpatented lode claims (7,067 acres or 11.0 square miles).

Our Current Business

On June 21, 2006, we announced an agreement to divest our interest in our Pediment LLC exploration partnership to our joint venture partner. The transaction closed on July 14, 2006. Consideration for the sale consisted of (a) the cancellation of 7,800,000 previously issued shares of our Common Stock and (2) the granting to us by Pediment of a 1.25% Net Smelter Royalty on the Hot Pot and a 1.25% Net Smelter Royalty on the Fletcher Junction exploration projects in Nevada. This transaction terminated our involvement in the mineral exploration business.

In addition to the foregoing, and as a result of our recent acquisition of certain gold royalty assets from IAMGOLD Corporation, we are now engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue from the project after deducting applicable costs.

We have acquired, and will continue to seek to acquire, existing royalties or to finance projects that are in production or near production in exchange for royalty interests.

We expect that substantially all of our revenues will be derived from royalty interests. We do not conduct mining operations at this time. During the quarter ended September 30, 2006, we focused on the integration of our recently acquired royalty interests. As a result of such acquisitions, our financial results will be dependent upon the prevailing price of gold and production from our royalty properties.

The properties that we acquired from IAMGOLD Corporation in which we hold royalty interests are as follows:

Property	Ownership	Royalty	Status	Description
Williams Mine	Teck Cominco Limited (50%), Barrick Gold Corporation (50%)	0.72% NSR	Operating	The Williams Mine is an open-pit and underground operation, and in 2005, produced 375,000 ounces of gold. The mine life is estimated at 5 years.
El Limon Mine	Glencairn Gold Corporation (95%), Inversiones Mineras S.A. (5%)	3.0% NSR	Operating	El Limon is a fully mechanized underground mine and produced 39,000 ounces of gold in 2005. The mine life is estimated at 5 years.
Don Mario Mine	Orvana Minerals Corporation	3.0% NSR	Operating	The Don Mario is an open-pit and underground mine in eastern Bolivia that produced 69,000 ounces of gold in 2005. The mine life is estimated at 5 years.
Joe Mann Mine	Campbell Resources Incorporated	1.0% NSR on Gold Production	Operating	The Joe Mann Mine produced 29,000 ounces of gold in 2005. The mine’s operations are likely to continue through 2006.
Dolores Reserve	Minefinders Corporation	1.25% NSR on Gold Production	Operations to begin mid-2007	In February 2006, Minefinders received an optimized bankable feasibility study and approved the mine construction on the Dolores Project. The mine plan estimates a 12 year mine life.
Relief Canyon Mine	Newgold Incorporated	4.0% NSR	In Permitting

Newgold is moving towards placing the most promising mining targets into production during 2006 and then using the profits from these operations to fund expanded exploration and development of the entire property.

La India Resource	Glencairn Gold Corporation (95%), Inversiones Mineras S.A. (5%)	3.0% NSR	Resource Development	Located approx. 40 km east of the El Limon Mine, the La India district consists of three mineral concessions totaling 9,330 hectares.
Seguenega Property	Orezone Resources Incorporated	3.0% NSR	Resource Development	The Sega Project is an advanced exploration project in northern Burkino Faso.
Marmato Properties	Mineros Nacionales S.A.	5.0% NSR	Exploration	A collection of properties located in the Marmato district, an established mining district in Columbia.
Night Hawk Lake Property	Selkirk Metals Corporation (40%), East West Resource Corporation (40%), Canadian Golden Dragon Resources Limited (20%)	2.5% NSR	Exploration	Exploration property in northern Ontario; no exploration activity since 2002.
Lluvia del Oro Mine	Grupo Bacis, S.A. DE C.V.	3.0% NSR	Care and Maintenance	Former open-pit mine; currently on care and maintenance.
Vueltas de Rio Mine	Rio Narcea Gold Mines Limited	2.0% NSR	Reclamation	Mining ceased March 2004; reclamation is in progress

               In addition, we also hold a 1.25% net smelter royalty on our recently disposed of Hot Pot Project and Fletcher Junction Project. The Hot Pots Project and the Fletcher Junction Project are both in the exploration stage as they are without known reserves and the proposed program is exploratory in nature. The work to date has included surface field examination and surface and subsurface (from water wells) water sampling. The program includes soil sampling and geophysical surveys. Exploration drilling began on the Hot Pots Project in March 2005. There has not been, and there are no plant, equipment or surface disturbances on the Fletcher Junction Project. The exploration planning and current exploration efforts are based on the earlier identification of anomalous mineral concentrations in the subsurface ground water.

The Hot Pots Project is located in Humboldt County, in north-central Nevada. The properties are accessible by dirt roads. Our company is not aware of any history of previous mining operations or exploration activities on the property. The entire area of the Hot Pots Project is overlain by geologically recent gravels, believed to be several hundred feet thick.

The Fletcher Junction Project consists of 342 unpatented mining claims in Mineral County, west-central Nevada. The area is accessible by improved, county-maintained dirt road. Field observation indicates that there have been no recent or historical mining operations in the area. Our company is not aware of any history of previous exploration activity. The area is natural, unimproved open range and hilly land. The area is overlain by geologically recent gravels and volcanic basalt flows.

Key Royalty Assets:

Detailed Description of Royalty Properties:

Williams Royalty:

We own a 0.72% NSR royalty (the “Williams Royalty”) on the Williams Mine, located 350 kilometres east of Thunder bay, Ontario, Canada, and approximately 35 kilometres east of the town of Marathon. Access to the property is gained by travelling east on Trans Canada Highway 17, to the Town of Marathon, Ontario. From there, the Williams Mine is located an additional 35 km to the east, the highway lies along the Williams Mine southern claim border.

Geology and Mineralization:

The Williams mine is within a lithologically, structurally and metamorphically distinct part of the upper calc-alkaline Heron Bay sequence of the Schreiber-White River greenstone belt. It consists of the A, B and C zones, three geographically distinct, north dipping pyretic gold deposits differing in size, lithology, structure, abundance and form of contained gold, and attendant metamorphic minerals. The three deposits are hosted by differing stratigraphic sequences which are bounded and offset by a vertically dipping, a northeast striking fault and two vertically dipping, east southeast striking faults. The A zone consists of thin lenses that initially contained 3 million tonnes grading 6.21 g/t of gold. The B zone is a thick lens with 40 million tonnes grading 6.45 g/t. The C zone contains 3.9 million tonnes grading 3.98 g/t, in several strata bound lenses with coarser grained felsic volcanic rock.

The Williams Mine is currently owned and operated equally by Teck Cominco Ltd. and Homestake Canada Inc., a wholly owned subsidiary of Barrick Gold Corp. The Williams Mine has been operating since the fall of 1985. The Williams mine is part of the Hemlo Operations, which also include the David Bell Mine. The David Bell mine is not included within our royalty interest. The mill, located at the Williams mine, processes ore for both Williams and David Bell mines. The mill is currently operating as designed and undergoes regular maintenance.

The Williams Mine is primarily an underground operation, with some open pit mining. The property comprising the Williams Mine includes 11 patented mining claims and 6 leased claims. The mine covers a surface are of approximately 270 hectares. The Williams Mine is currently one of the largest gold mines in Canada. The mill started production in 1985 at a rate of 3,000 tonnes per day, and currently operates at a rate of 10,000 tonnes per day. The current mine plan calls for mining operations to continue until 2011.

Williams Mine Historical Production

The mine operators, Teck Cominco and Barrick, stopped reporting individual mine production in 2003. For 2004 and 2005, only the total production has been reported publicly.

The Williams open pit mine lies immediately above and adjacent to the underground mine, and ore from these two sources and the David Bell mine is treated in the Williams Mill. The ore is commingled and the mines are both owned by the same partners. In 2001 the ratio of tonnage milled was 8,322 tonnes per day from Williams and 1,247 tonnes per from David Bell.

As of December 2005, proven and probable reserves for the Williams mine were 17,700,000 tonnes, with a grade of 2.62 g/t.

Don Mario Royalty:

We own a 3.00% NSR (the “Don Mario Royalty”) on the Don Mario Mine, which is located within the San Juan Canton, of the province of Chiquitos, in eastern Bolivia. Access to the property is by air from the city of Santa Cruz de la Sierra, or by road (460 road km) or by a combination of rail and road. Access to the mine form Santa Cruz is along the paved main east-west main Bolivian highway, that connects the capital La Paz, with the country of Brazil. The distance from Santa Cruz to San Jose de Chipuitos is approximately 280 km. From San Jose to the mine is approx. 180km, which takes approx. 5 hours, along paved roads to San Juan, and well maintained gravel roads (last 76km).

The Don Mario mine (“Don Mario”) is owned by Orvana Minerals Corp., On January 11th, 2002, Compania Minera del Sur (Comsur), one of the largest privately held mining Companies in Bolivia, completed the purchase of a majority interest in Orvana, and has since been managing and supervising the exploration, development and mining activities carried on at the Don Mario Property.

The Don Mario property consists of two zones, the Lower Mineralized Zone (LMZ) and the Upper Mineralized Zone (UMZ). The LMZ is currently being mined, while the UMZ is the subject of a pre-feasibility study recently completed by NCL S.A. of Santiago Chile.

Geology and Mineralization:

The Don Mario property is hosted in the southern portion of the Archean aged Brazilian Shield. The Brazilain Shield extends from Brazil through Guyana and into Venezuala and hosts some of the larger gold deposits in South America. The Brazilian Shield is comprised of Achaean and early to middle Proterozic rocks dominantly consisting of gneisses, migmatites and amphibolites of the Aventura Complex. The property lies within the southeast margin of the Sunsas Mobile Belt of the Brazilain-Bolivian shield, in a region characterized by highly deformed and metamorphosed Lower Proterozoic rocks.

Plant and Equipment:

The Don Mario process plant has been in operation since late 2003. The processing plant has a through put of 230,000 tonnes per year (630 tonnes per day). The mill processed 234,164 and 233,837 tonnes of ore in fiscal 2004 and 2005 respectively. The rock crusher, storage bins and CIL tanks continue to perform as designed.

Exploration:

The Don Mario property has been actively explored by Orvana since 1996, including several periods when joint venture partners completed the work program. Current exploration is focused on the UMZ (upper mineralized zone). Orvana has recently completed a pre feasibility study on the UMZ, and is moving ahead with the completion of a feasibility study by the end of 2006 for the UMZ. Results from the Preliminary Feasibility Study for the Don Mario Mine’s Upper Mineralized

Zone (“UMZ”)include completion of a mineral reserve estimate for the UMZ deposit, with proven and probable reserves totaling 5.45 million tonnes at average grades of 1.50% copper, 1.42 grams per tonne gold and 46.6 g/t silver. The mineral reserves, according to Orvana Minerals Corp., would a support a mine life of 7 years at a maximum production rate of 875,000 tonnes per annum. Battle Mountain’s 3.0% royalty covers all metals.

The Don Mario Mine has been in operation since 2003. Production statistics for the past two full operating years for the LMZ are as follows:

As of December 2005, proven and probable reserves for the LMZ were 1,017,503 tonnes, with a grade of 11.27 g/t.

El Limon Royalty

We own a 3.0% NSR on the El Limon Mine and La India Resource. The mine is owned by Glencairn Gold Corporation and is currently operating. In addition, the La India resource is currently being explored. Royalty payments are received in gold bullion from the El Limon mine. The El Limon Mine is located in Northwester Nicaragua, approximately 140 kilometers form the capital Managua. The Pan American highway connects Managua to Leon, approximately 125km along the paved highway, and from there it is an additional 15km, to the village of El Limon, on a well maintained all season weather road. The property consists of 14 mining concessions, all of which are covered by the royalty.

Geology and Mineralization:

The El Limon and la India deposits are both examples of low-sulphidation, quartz-adularia, epithermal systems in Nicaragua, and are target types for the El Limon property. The host rocks for the vein and vein breccia structures are the volcanics of the Miocene-Pliocene Coyol Group. The veins are predominantly quartz with lesser amounts of calcite and minor adulara. There is less than 2% pyrite, trace amounts of chalcopyrite, sphalerite, arsenopyrite, gold tellurides and the gold is very fine and relatively uniformly distributed through the ore shoots.

Plant and Equipment:

The El Limon mill was constructed as a 1,000 tonnes per day CIP gold recovery plant. The mill productivity is limited by mine production, but has demonstrated that the mill is capable of sustaining a through put of 1,200 tonnes per day. The most recent engineering review (by Roscoe Postle and Associates) reported that “ Life of Mine Plan projections of mill performance is consistent with past achievements. The mill is capable of sustaining a 1,200 tonnes per day through put, if sufficient ore is available.

Exploration:

Since 2004, Glencairn has carried on an exploration program which consists primarily of diamond drilling. The exploration targets are low sulphidation epithermal quartz veins with gold mineralization, and the focus is on exploration and resource definition around the south end of the Limon vein, and on finding the source for auriferous quartz boulders at Santa-Rosa-Uval. Additional early exploration drilling has been ongoing to test a number of the exploration targets within the Limon concession.

Since 1941, El Limon has produced nearly 3 million ounces of gold. Since 2002, the mine has produced an average of 46,593 ounces of gold per year. The mine produced 38,998 ounces of gold in 2005. Based on the current mine plan, the mine life is estimated at 5 years, not including any future additional resource from El Limon or exploitation of the La India Resource. Glencairn has spent $4.7M exploring the El Limon property in 2004 and 2005.

The La India gold district was mined by Noranda Mines until 1956 and produced 660,000 oz. Today the property consists of three mineral concessions totalling 9,330 hectares.

As of December 2005, the proven and probable reserves were 1,751,600 tonnes, with a grade of 5.23 g/t.

Dolores Royalty

We own a 1.25% NSR on gold production from the Dolores Resource. The resource is owned by Minefinders Corporation Ltd. The Dolores Property consists of nine contiguous mineral concessions covering approximately 27,700 hectares that are located in the westernmost part of the State of Chihuahua near the border with the state of Sonora. Access to the mine site is from Guerrero, a small city located is along the main east-west paved Mexican highway 110 km west of Chihuahua. From there, the paved road continues northerly 210 km to the town of Madera. The property is reached from madera by 90 km of very poor gravel and dirt logging roads. Narrow winding dirt roads provide access throughout the area. Access to the property can also be by utilizing the light aircraft landing on a dirt strip located about eight km from the mine site. Minefinders is in the process of repairing, improving and constructing most of a 92-km access road from Yepachic to the mine site.

In February 2006, Minefinders received a bankable feasibility study and its Board of Directors approved the construction of 18,000 tonnes per day open-pit, heap leach mine, estimated to recover 1.44 million ounces of gold over a 12 year mine life, at 120,000 ounces of gold per year. Construction of the mine is in process, with a start-up date expected in the third quarter of 2007.

Geology and Mineralization:

The Dolores project is considered to be a low-sulphidation Ag-Au epithermal deposit typical of the Mexican silver belt. The low-sulphidation vein systems are commonly characterized by their low sulphide contents, quartz-adularia-sericite alteration mineralogy, and lack of extensive wallrock alteration. High-sulphidation vein systems are commonly characterized by sulphur saturation leading to the presence of native sulphur and sulphide minerals, quartz-alunite alteration mineralogy and extensive wallrock alteration. The Mexican silver deposits are usually not at the end member classifications and often fit in the intermediate-sulphidation position.

The Dolores project lies in a geological division known as the Barrancas sub province in the south central portion of the Sierra Madre Occidental geological province. The Sierra Madre Occidental is a linear volcanic belt orientated north north westerly. It is approximately 1,200 km long, and varies in width between 200 and 300 km. Regionally the belt forms a broad anticlinal structure containing shallow dipping eastern flanks with more steeply dipping units in the west. The entire Sierra Madre Occidental is cut by numerous longitudinal faults. In the east flank of the anticline the faulted down-drops are minor. Along the west flank the down-drop are larger, primarily because of larger vertical displacements along the faults, but also because of the lower elevation of the adjacent Sinaloa portion of the Sonoran Basin and Range province.

Exploration:

The Dolores property has been actively explored by Minefinders since 1993-1994 including several period when joint venture partners completed the work programs including 6 km2 of detailed mapping as well as 12 km2 of reconnaissance mapping, the collection of approximately 13,000 rock chip surface, 532 underground samples, 9,882 individual 5.0m chip samples as well as 14.9 kilometers of inducted polarization, resistivity surveys, and magnetic surveys. A total of approximately 347 diamond drill holes (95,366m) and 218 RC holes (41,704m) have been completed on the property between 1996-2004.

In February 2006, Minefinders received an optimized bankable feasibility study for the project as prepared by Kappes, Cassiday & Associates (KCA) and its Board of Directors has approved the construction of 18,000 tonnes per day open-pit, heap leach mine. Minefinders expects production to begin mid-2007 and estimates recovery of 1.44 million ounces of gold and 53.2 million ounces of silver (2.29 million ounces AuEq) with annual production of approximately 180,000 ounces Au-Eq and a 12 year mine life.

As of July 2006, proven and probable reserves were 71,155,000 tonnes with a grade of 0.99 g/t for gold, and 50.7 g/t for silver.

The following properties do not currently account for a meaningful part of our royalty revenues. We will provide additional information as it is released from the mine and/or resource owners as warranted.

Joe Mann Royalty

The Company owns a 1.0% net smelter return royalty on gold production from the Joe Mann Mine, which is located approximately 550 km north of Montréal, Quebec. The mine is owned by Campbell Resources Inc. and produced 29,000 ounces of gold in 2005. As of December 31, 2005, the mine’s the proven and probable reserves are 109,300 tons, with a grade of 0.24 ounces/ton. Campbell Resources recently completed a financing, with part of the proceeds earmarked for further development of the Joe Mann Mine.

Relief Canyon Royalty

We own a 4.0% NSR on the Relief Canyon Mine – The mine is owned by Newgold Inc. The Relief Canyon Mine was an open-pit, heap leaching operation and is located approximately 110 miles northeast of Reno, Nevada. Based on past exploration by Newgold, Inc. and others, Newgold believes the Relief Canyon Mine presents the potential for gold bearing ore deposits which will hopefully be validated through further exploration of additional mining claims. Past drilling has indicated 1,650,000 tones of gold ore averaging 0.06 oz/t. With a minimal strip of dump material, the new open pit can be mined in a very short period of time. As of January 31, 2006 the Relief Canyon properties include 78 unpatented mining claims contained in about 1,000 acres. Newgold’s operating plan is to place the most promising mining targets into production during the 2007 fiscal year, and use the net proceeds from these operations to fund expanded exploration and development of its entire property holdings.

Seguenega Property (“Sega”)

The Company owns a 3.0% NSR on Orezones’s Sega property. The property is owned by Orezone Resources Inc. The property consists of a 164 square kilometer exploration permit located in the North West Part of Burkina Faso. A resource estimate was completed in March 2006 and showed indicated and inferred mineralization. This is an advanced stage exploration property, with Orezone having spent in excess of $5.0 million in exploration over the past three years. Orezone has the option to purchase from the Company, up to two thirds of our royalty interest (i.e. from 3% to 1%) for $2.0 million, prior to putting the resource into commercial production.

Lluvia Del Oro Property

The Company owns a 3.0% NSR on the Lluvio del Oro property. The property is owned by a private Mexican company. This former open-pit gold and silver mine is currently on care and maintenance. In April 2006, Columbia Metals signed a letter of intent purchase the Lluvia Property with the intent to place the mine back into production. Preliminary historic resource estimates show 4,600,000 tonnes of 0.82g/t and 4,500,000 tonnes of 0.95g/t. The property currently includes an open-pit, two leach pads, and a recovery plant.

Night Hawk Lake Property, Marmato, Hot Pot and Fletcher Junction are all early stage exploration properties. We will based on further exploration work by the property owners.

Employees

Currently our only employees are our directors and officers. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS / PLAN OF OPERATION

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide information to assist you in better understanding and evaluating our financial condition and results of operations. We recommend that you read this MD&A in conjunction with our consolidated financial statements.

We refer to “NSR” or Net Smelter Royalty throughout this MD&A. A Net Smelter Royalty (“NSR”) is a royalty payment made by a producer of metals, to the royalty holder, based on a fixed percentage of gross mineral production from the property, less a deduction of certain smelter and refining costs, if any.

Overview

We are engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue from the project after deducting specified costs, if any.

We seek to acquire existing royalties or to assist in the financing of projects that are in production or near production in exchange for royalty interests. We expect that substantially all of our revenues are and will be derived from royalty interests. We do not conduct mining operations at this time.

During the quarter ended September 30, 2006, we focused on the integration and management of the royalty assets which we acquired on April 25, 2006, as well as the divestiture of our interest in the Pediment LLC exploration business.

The acquisition of IAMGOLD Corporations’ gold royalty assets was completed on April 25, 2006. The acquisition consisted of eleven Net Smelter Royalty (“NSR”) interests in four producing stage mines (Williams mine, Don Mario mine, El Limon mine and Joe Mann mine), three development stage resources, (Dolores resource , Relief Canyon mine and Lluvia del Oro property) and three exploration stage properties (Seguenaga, Marmato, and Night Hawk Lake) and one mine in reclamation (Vueltas del Rio). The purchase price was $21,850,000, which was funded from the following sources:

Sources
Gold Facility	$6,907,825
Bridge Facility	$4,000,000
Seller note (subordinated exchangeable debenture)	$2,000,000
Common shares issued to seller	$6,000,000
Common shares issued for cash	$3,499,142
Total Sources of funds	$22,406,967

Uses
Purchase of Royalty Assets	$21,850,000
Fees and expenses	$292,254
Working Capital	$264,713
Total Uses of funds	$22,406,967

Note: The above amounts may differ from those used for financial reporting purposes.

We also announced the agreement to divest our interest in our Pediment LLC exploration partnership to our joint venture partner on June 21, 2006. The transaction closed on July 14, 2006. Consideration for the sale consisted of (a) the cancellation of 7,800,000 previously issued shares of our Common Stock and (2) the granting to us by Pediment of a 1.25% Net Smelter Royalty on the Hot Pot and a 1.25% Net Smelter Royalty on the Fletcher Junction exploration projects in Nevada. This transaction terminated our involvement in the mineral exploration business.

Results of Operations

Quarter Ended September 30, 2006, Compared to Quarter Ended September 30, 2005

Our financial results are closely tied to the price of gold and production from the mining properties in which we hold royalty interests. For the quarter ended September 30, 2006, the price of gold averaged $619 per ounce. Revenues earned during the third quarter are comprised of revenue from the El Limon mine, which totaled $182,105, the Don Mario mine, with revenues of $396,490, the Williams mine, with revenues of $289,200, and the Joe Mann mine, with revenues of $16,481. Total revenues earned during the quarter were $884,276.

For the quarter ended September 30, 2006 we recorded a net loss of $318,117 or $(0.01)per share as compared to net a net loss of $446,231, or $(0.01) per share, for the quarter ended September 30, 2005.

Total operating expenses increased to $763,208 for the quarter ended September 30, 2006, compared to $66,319 for the quarter ended September 30, 2005. The increase was due in part to the increased salaries for our CEO and CFO as well as increased legal and accounting expenses versus the same period last year. In addition, non-cash amortization expense related to the newly-acquired royalty assets of $455,061 contributed to the increase in expenses.

Professional and consulting expenses, which include salaries, fees to external legal and accounting professionals as well as consultants, increased to $187,512 for the three months ended September 30, 2006 from $30,220 for the three months ended September 30, 2005. Legal, accounting and consulting expenses of $93,541 during the quarter, which relate primarily to the remaining legal work associated with the recent royalty acquisition, as a well as legal and accounting expenses related to the preparation of our SB-2 Registration Statement, (which was filed with the SEC on October 4, 2006) and consulting expenses related to our Toronto Stock Exchange listing application, contributed to the increase. In addition, increased salary expense for our CEO and CFO, versus the same period a year ago also added to the higher expense levels.

General and administrative expenses increased to $99,503 for the quarter ended September 30, 2006, compared to $12,457 for the quarter ended September 30, 2005. The increase was primarily due to foreign withholding taxes of $87,915 related to royalties received from the Don Mario and El Limon mines.

Depreciation and amortization expense for the quarter ended September 30, 2006 was $455,366 vs. $52 for the quarter ended September 30, 2005. The increase is due primarily to the amortization of the purchase price of the acquired royalty assets. The amortization expense is calculated using a units of production method.

Interest expense for the quarter ended September 30, 2006 was $361,127 vs. zero during the period ending September 30, 2005. Interest expense was comprised of cash expense of $210,355, and accrued interest expense of $150,772. The cash portion of the interest expense relates to the August 15, 2006 payment on our gold facility, and represents the interest from May 15th to August 15, 2006 on the facility. The accrued interest is comprised of interest related to the Gold facility (from August 15th to September 30th, 2006), as well as accrued interest on the bridge facility and the subordinated exchangeable debenture for the quarter.

The loss on the gold facility payment of $45,441 arises as a result of the difference in the gold price on the date of drawdown on the gold facility (April 10, 2006) and the date of the payment of the second quarterly repayment, (August 15th, 2006).

For the quarter ended September 30, 2006, we recorded a provision for income taxes of $31,866 compared with zero during the three months ended June 30, 2005. This amount relates to an estimate on taxes payable on earnings generated by a foreign subsidiary.

The comprehensive income of $172,000 results from market price fluctuations in our assets and liabilities that are denominated in gold bullion and Canadian dollars.

Nine Months Ended September 30, 2006, Compared to Nine Months Ended September 30, 2005

For the nine months ended September 30, 2006, we recorded a net loss of $7,287,970 or $(0.13) per share, as compared to a net loss of $788,370, or $(0.02) per basic share, for the nine months ended September 30, 2005.

For the nine months ended September 30 2006, total royalty revenues were $2,433,550, which consisted of $807,058 from our royalty on the Williams mine, $1,088,771 from our royalty on the Don Mario mine, $463,092 from our royalty on the EL Limon mine, and $74,629 from our royalty on the Joe Mann mine. We did not have any royalty income for the period ending September 30th, 2005.

Total operating expenses increased to $5,002,197 for the nine months ended September 30, 2006, compared to $398,376 for the nine months ended September 30, 2005. The increase was primarily due to several non-cash, non-recurring expenditures related to the acquisition of the IAMGOLD gold royalty assets which occurred during the second quarter of 2006, in addition to the non-cash amortization expense related to the newly acquired royalty assets.

Professional and consulting expenses, which include salaries, fees to external legal and accounting professionals as well as consultants, increased to $2,478,766 for the nine months ended September 30, 2006 from $278,188 for the nine months ended September 30, 2005, primarily as a result of non-cash compensation expenses of $1,937,042. This expense consists of the value of shares and warrants issued to our CEO for accrued salary and payables owed to him, as well as a transaction bonus due to him, under his employment agreement. In addition, the non-cash compensation expense includes the value of the shares and warrants issued to a consultant, for advisory services provided to the company with respect to the royalty acquisition. Legal and accounting expenses of $226,361 during the period, which relate primarily to the royalty acquisition, Pediment sale transaction and preparation of our SB-2 Registration Statement, also contributed to the increase. The remaining increase in expenses includes the increased salary expense for our CEO under a new employment agreement, as well as salary expenses for our recently hired CFO.

General and administrative expenses increased to $1,099,019 for the period ended September 30, 2006, compared to $74,422 for the period ended September 30, 2005. The increase was primarily due to one time cash and non cash bank charges relating to the financing of the royalty acquisition which occurred during the second quarter. Total bank charges were $832,864 of which $599,850 were non cash charges, related to the value of the shares issued for fees for the bridge loan facility. Other expenses include foreign withholding taxes of $229,263 related to royalties received from the Don Mario and El Limon mines. Withholding taxes are taken at the source by the country where the operations are based.

Depreciation and amortization expense for the nine months ended September 30, 2006 was $1,366,075 vs. $146 for the nine months ended September 30, 2005. The increase is due primarily to the amortization of the purchase price of the acquired royalty assets. The amortization expense is calculated using a units of production method.

Interest expense for the period ended September 30, 2006 was $583,472, vs zero during the period ending September 30, 2005. Interest expense was comprised of cash expense of $256,498, and accrued interest of $326,974. The cash portion of the interest expense relates to the August 15, 2006 payment of our gold loan facility, and represents the interest accrued from May 15, 2006 to August 15th 2006 on the facility. The accrued interest is comprised of accrued interest related to the gold facility (from August 15th to September 30th, 2006), as well as accrued interest on the bridge facility and the subordinated exchangeable debenture for the period.

The loss on gold loan payment of $108,640 arises as a result of the difference in the gold price on the date of drawdown on the Gold loan (April 10, 2006) and the date of the payment.

For the period ended September 30, 2006, we recorded a provision for income taxes of $72,350 compared with zero during the period ended September 30, 2005. This amount relates to an estimate on taxes payable on earnings generated by a foreign subsidiary.

The comprehensive loss of $100,811 results from market price fluctuations in our assets and liabilities that are denominated in gold bullion and Canadian dollars.

Liquidity and Capital Resources

At September 30, 2006, we had current assets of $952,414 compared to current liabilities of $5,903,928. $4,000,000 of the current liabilities is from the bridge facility, which comes due on December 31, 2006. The facility carries a one-time extension option through March 31, 2007, which is at Macquarie Bank Limited’s sole discretion. Cash on hand of $315,207 consisted of approximately $309,057 held in restricted accounts with our senior lender, with the remaining cash held directly by the Company. Cash held with our senior lender is in US dollars, Canadian dollars and gold bullion. Cash held by the Company is held in both US and Canadian dollars. Under the terms of our Gold facility agreement, cash is released from the accounts to cover previously agreed upon corporate expenses, which are part of our annual budget. Accounts receivable consist entirely of royalties earned but not yet received as of the quarter end. Cash generated from operations was $526,868 for the nine months ended September 30, 2006.

During the quarter ended September 30, 2006, liquidity needs were met from royalty revenues, and our available cash resources.

We believe that our current financial resources and funds generated from operations will be adequate to cover anticipated expenditures for operating expenses, and capital expenditures for the foreseeable future. Additional capital will be required to repay our obligations under the bridge facility. We will be seeking additional financing in the near future.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through the equity offerings noted above.

The continuation of our business is dependent upon obtaining further financing, a successful program of additional royalty interest acquisitions, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Product Research and Development

Our business plan is focused on a strategy for maximizing returns on our recently acquired gold royalty assets. Since our year ended December 31, 2005, execution of our business plan has largely focused on acquiring these royalty assets

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending September 30, 2007 other than office computers and communication equipment as required.

Employees

Currently our only employees are our directors, officers, an office administrator and an investor relations consultant. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

Going Concern

We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Historically, due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended December 31, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The growth of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Recently Issued Accounting Standards

The Financial Accounting Standards Board has issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments”, SFAS No. 156 “Accounting for Servicing of Financial Assets”, SFAS No. 157 “Fair Value Measurement”, and SFAS no. 158 “Accounting for Defined Benefit Pension and Other Post Retirement Plans”. We are currently reviewing the applicability of these accounting standards to our financial statements. At present, we believe foreseeable future application of the above standards will not have a materially adverse effect on our financial position, results of operations or cash flows.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financial statements.

Royalty Interests in Mineral Properties:

Acquired royalty interests in mineral properties include certain properties in the production, development, and exploration stage. We capitalize these royalty interests as tangible assets when they meet the definition of mineral rights in accordance with Financial Accounting Standards Boards (FASB) Emerging Issues Task Force Issue (EITF) No.04-02, Whether Mineral Rights are Tangible or Intangible Assets. At September 30, 2006 all of our royalty interest meet the definition of mineral rights and therefore, are capitalized as tangible assets.

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Development and exploration stage royalties will be amortized in the same manner once they become production stage assets. The carrying values of all royalty mineral interests are periodically evaluated for impairment. The recoverability of the carrying value of royalty interests in production and development stage mineral properties is evaluated based upon estimated future undiscounted net cash flows from each royalty interest property using estimates of proven and probable reserves. We evaluate the recoverability of the carrying value of royalty interests in exploration stage mineral properties in the event of significant decreases in the price of gold, and whenever new information regarding the mineral properties is obtained from the operator that could affect the future recoverability of our royalty interests. Impairments in the carrying value of each property are measured and recorded to the extent that the carrying value in each property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows.

Our estimate of gold prices, operator’s estimates of proven and probable reserves to our royalty properties, and operator’s estimates of operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of our investment in these royalty interests in mineral properties. Although we have made our best assessment of these factors based on current conditions, it is possible that changes could occur, which could adversely affect the net cash flows expected to be generated from these royalty interests. We believe that no impairment of our long-lived assets occurred during the third quarter of 2006 or existed as of September 30, 2006.

Revenue Recognition

Our revenue is generated from its royalty interests in mineral properties. Royalty revenue is recognized in accordance with the terms of the underlying royalty agreements subject to (i) the pervasive evidence of the existence of the arrangements; (ii) the risks and rewards having been transferred; (iii) the royalty being fixed or determinable; and (iv) the collectibility of the royalty being reasonably assured. For royalty payments received in gold, royalty revenue is recorded at the average spot price of gold for the period in which the royalty was earned.

Accounts Receivable and Allowance for Doubtful Accounts

The carrying value of our receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

We evaluate the collectibility of accounts receivable on a historical basis. We record a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount we believe will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables and historical experience.

Foreign Currency Translation

Our functional currency and that of our subsidiaries is the applicable local currency in accordance with SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities of our company and our subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using current rates of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at the weighted average exchange rates in effect for the period in which the items occur. Translation gains or losses are recorded as a separate component of stockholders’ equity and transaction gains and losses are included in other income and expenses, net.

Comprehensive Income

We report comprehensive income and loss and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. Our comprehensive income is comprised of net income, foreign currency translation adjustments, and gold price fluctuations.

Stock-Based Compensation

We have adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period.

The estimated fair value of employee stock options was calculated using a lattice pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of our employee stock options.

All options currently outstanding are fully vested with the related expense classified as professional and consulting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial stockholder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Our company entered into an employment agreement with Mark Kucher pursuant to which Mr. Kucher served as our company’s Chief Financial Officer and as a Director of our Company. Mr. Kucher also serves as President and Treasurer of our company. The terms of the agreement provide that it is retroactively effective on January 1, 2004. Mr. Kucher receives a base salary of $7,500 per month, effective retroactively from January 2004 that is not payable until our company is fully vested in Pediment. Mr. Kucher has the option to receive his salary in shares, at market value, at any time. Mr. Kucher also receives three weeks of paid vacation. The agreement provides for the grant of an option to Mr. Kucher to purchase 500,000 shares of our company’s common stock that vested April 15, 2005.

Our company granted options to James E. McKay and Mark D. Kucher pursuant to their employment agreements to purchase 500,000 shares of our company’s common stock with an exercise price of $0.99 per share and a vesting date of May 31, 2005. Mr. McKay resigned his positions as an officer and director, effective March 1, 2006. In April 2005, our company’s board of directors amended the terms of the options to Messrs. Kucher and McKay to vest in their entirety on April 15, 2005, at an amended exercise price of $0.40 per share.

In April 2005, our company’s board of directors approved the grant of options to each of its directors to purchase 300,000 shares (or an aggregate of 1,500,000 shares) of our company’s common stock with an exercise price of $0.40 per share and a vesting date of April 15, 2005.

On December 8, 2005 our company’s Board of Directors approved an employment agreement with Mark Kucher, our company’s Chairman and Chief Executive Officer effective January 1, 2006 for a period of five years. The terms of the agreement are for Mr. Kucher to receive an annual salary of $250,000 plus benefits. Mr. Kucher is also entitled to receive annual bonuses based on 2.50% of our company’s increase in total market capitalization.

On July 14, 2006, David Atkinson was appointed to serve as Chief Financial Officer of the company by our Board of Directors until the next annual meeting of shareholders. Mr. Atkinson entered into an employment agreement with the company, effective May 1, 2006, for an initial term of three (3) years, with base compensation of $125,000.00 per year, plus reimbursement of all company-related expenses incurred. Mr. Atkinson was also granted 750,000 Restricted Shares of the company, which vest in equal yearly installments over the term of the agreement beginning in May 2007.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares commenced trading on the OTCBB on October 7, 2004. Our shares of common stock are traded under the symbol “BMGX”. The following quotations obtained from Yahoo.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:
National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
September 30, 2006	$0.91	$0.45
June 30, 2006	$0.86	$0.32

March 31, 2006	$0.49	$0.32
December 31, 2005	$0.60	$0.27
September 30, 2005	$0.52	$0.16
June 30, 2005	$0.83	$0.25
March 31, 2005	$0.73	$0.16
December 31, 2004	$1.00	Nil

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. Holladay Stock Transfer, Inc, 2939 North 67th Place, Scottsdale, Arizona 85251 (Tel. 480-481-3940), Facsimile (480-481-3941) is the registrar and transfer agent for our common shares. On November 30, 2006, the shareholders’ list of our common shares showed fifty-one (51) registered shareholders and 63,449,389 shares outstanding.

Equity Compensation Plan Information

As at December 31, 2005 we have one compensation plan in place, entitled 2004 – 2005 Non-Qualified Stock Option Plan. This plan has been approved by our security holders.

Number of Securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for further issuance
3,200,000	$0.40	300,000

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended December 31, 2005.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a) our chief executive officer;

(b) each of our four most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2005, and whose total salary and bonus exceeds $100,000 per year; and

(c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, of our two most recently completed fiscal years ended December 31, 2005, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation(1)
		Salary	Bonus	Other Annual Compen- sation(1)	Awards		Payouts	All Other Compen- sation
					Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts
Mark Kucher(2) President, CEO and former CFO	2005	$90,000	Nil	Nil	800,000	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
James E. McKay(3) Former President and CEO	2005	$90,000	Nil	Nil	1,000,000	Nil	Nil	Nil
	2004	$52,500	Nil	Nil	Nil	Nil	Nil	Nil

(1)                  The value of perquisites and other personal benefits, securities and property for the named executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	Mr. Kucher became our President and CEO on March 1, 2006, and resigned as our CFO in May, 2006.
(3)	Mr. McKay resigned on March 1, 2006.

The following table sets forth for each of the named executive officers certain information concerning stock options granted to them during fiscal 2005 pursuant to the 2004 – 2005 Non-Qualified Stock Option Plan. We have never issued stock appreciation rights.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
James E. McKay	1,000,000	31%	$0.40	May 31, 2010
Mark D. Kucher	800,000	25%	$0.40	May 31, 2010
(1)	The denominator (of 3,200,000) was arrived at by calculating the net total number of new options awarded during the year.

The following table sets forth for each named executive officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James E. McKay	Nil	Nil	1,000,000	Nil	$30,000	Nil
Mark D. Kucher	Nil	Nil	800,000	Nil	$24,000	Nil

(1)             The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 30, 2005 ($0.43 per share on NASD OTCBB) and the exercise price of the individual’s options.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay director’s fees or other cash compensation for services rendered as a director in the year ended December 31, 2005.

In April 2005, our company’s board of directors approved the grant of options to each of its directors to purchase 300,000 shares (or an aggregate of 1,500,000 shares) of our company’s common stock with an exercise price of $0.40 per share and a vesting date of April 15, 2005.

On July 14, 2006, effective July 18, 2006, the company’s Board of Directors elected two additional directors, Robert Connochie and Christopher E. Herald to fill vacancies on the Board and to serve until the next annual meeting of shareholders. The compensation for Mr. Connochie and Mr. Herald is in the form of restricted shares of the company’s Common Stock, payable at the end of the year of service. Mr. Connochie and Mr. Herald, have been granted 500,000 shares each, which will vest 200,000 in July 2007, 200,000 in July 2008, and 100,000 in July 2009, and will be earned and issued only at the end of the director’s year of service.

On July 14, 2006, effective July 18, 2006, we approved compensation arrangements for the company’s existing Board of Directors. Brian Labadie and Anthony Crews were granted compensation of 500,000 shares of restricted stock each, 250,000 which will vest in July 2007, and 250,000 in July 2008, and will be earned and issued only at the end of the director’s year of service.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS

Mark D. Kucher and our company entered into an employment agreement pursuant to which Mr. Kucher served as our company’s Chief Financial Officer and as a Director of our company. The terms of the agreement provide that it is retroactively effective on January 1, 2004. Mr. Kucher receives a base salary of $7,500 per month, effective retroactively from January 2004 that is not payable until our company is fully vested in Pediment. Mr. Kucher has the option to receive his salary in shares, at market value, at any time. Mr. Kucher also receives three (3) weeks of paid vacation. Pursuant to the employment agreement, we also granted Mark Kucher an option to purchase 500,000 shares of our company’s common stock at an exercise price of $0.99 per share that was to vest in its entirety on May 31, 2005, provided that if our company terminated Mr. Kucher’s employment prior to May 31, 2005, the option was to automatically vest in its entirety on the date of termination. In April 2005, our company’s board of directors amended the terms of Mr. Kucher’s option to vest in its entirety on April 15, 2005, at an amended exercise price of $0.40 per share. Mr. Kucher and our company may terminate the employment agreement at will, provided, however, that if our company terminates the employment agreement for any reason, or if Mr. Kucher and our company mutually decide to terminate the agreement at any time before the third anniversary date of the agreement, our company will pay Mr. Kucher a severance at his then current salary through the third anniversary date upon such termination.

On December 8, 2005 we approved an employment agreement with Mark Kucher, our company’s Chairman and Chief Executive Officer effective January 1, 2006 for a period of five years. The terms of the agreement are for Mr. Kucher to receive an annual salary of $250,000 plus benefits. Mr. Kucher is also entitled to receive annual bonuses based on 2.50% of our company’s increase in total market capitalization.

On May 1, 2006, we approved an employment agreement with David Atkinson to serve as our Chief Financial Officer for an initial term of three (3) years, with base compensation of US $125,000.00 per year, plus reimbursement of all Company-related expenses incurred. Mr. Atkinson was also granted 750,000 Restricted Shares of the Company, which vest equally over the term of the agreement, beginning in May, 2007.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. Other than as described above with respect to Mr. Kucher, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Battle Mountain Gold Exploration Corp. are filed as part of this registration statement:

Consolidated Unaudited Financial Statements as at September 30, 2006

Balance Sheet

Statement of Operations

Statements of Cash Flows

Notes to Financial Statements

Consolidated Audited Financial Statements as at December 31, 2005

Report of Independent Registered Public Accounting Firm

Balance Sheet

Statements of Operations

Statement of Changes in Stockholders’ Equity

Statements of Cash Flows

Notes to Financial Statements

Proforma Financial Statements

Introduction

Balance Sheet

Statement of Operations - 2005

Statement of Operations - 2004

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

Consolidated Unaudited Financial Statements

as at September 30, 2006

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

BALANCE SHEET

(unaudited)

ASSETS
September 30, 2006
Current Assets
Cash - unrestricted	$ 6,150
Cash - restricted	309,057
Accounts receivable	637,207
Total current assets	952,414
Property and equipment
(net of accumulated depreciation & amortization of $1,366,459)	19,169,649
Other Assets
Deposits	295
Total assets	$ 20,122,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$ 50,487
Accrued interest	326,974
Bridge loan payable	4,000,000
Income tax payable	72,350
Note payable - current maturity	1,406,853
Related party payables	47,264
Total current liabilities	5,903,928
Long-Term Liabilities
Convertible debentures	2,000,000
Note payable	4,750,068
Total long-term liabilities	6,750,068
Total liabilities	12,653,996
Commitments and Contingencies	-
Stockholders’ Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value) none issued	-
Common stock, $.001 par value, 200,000,000 shares authorized
63,346,449 shares issued and outstanding	63,346
Additional paid-in-capital	16,906,922
Accumulated other comprehensive deficit	(100,811)
Accumulated deficit	(9,401,095)
Total stockholders’ equity	7,468,362
Total liabilities and stockholders’ equity	$ 20,122,358

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENT OF OPERATIONS

(unaudited)

	For the Nine Months Ended		For the Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Royalty Revenue	$ 2,433,550	$ -	$ 884,276	$ -
Expenses
Depreciation and amortization	(1,366,075)	(146)	(455,366)	(52)
Professional and consulting	(2,478,766)	(278,188)	(187,512)	(30,220)
Travel and entertainment	(31,502)	(34,783)	(10,559)	(21,202)
Rent and office	(26,835)	(10,837)	(10,268)	(2,388)
General and administrative	(1,099,019)	(74,422)	(99,503)	(12,457)
Total operating expenses	(5,002,197)	(398,376)	(763,208)	(66,319)
Income / (loss) from operations	(2,568,647)	(398,376)	121,068	(66,319)
Other Income (Expense)
Interest expense	(583,472)	-	(361,127)	-
Financing fees	(3,953,488)	(379,912)	-	(379,912)
Foreign exchange loss	(1,373)	-	(751)	-
Loss on sale investments		(10,082)	-	-
Loss on gold payment	(108,640)	-	(45,441)	-
Total other expense	(4,646,973)	(389,994)	(407,319)	(379,912)
Loss before income taxes	(7,215,620)	(788,370)	(286,251)	(446,231)
Provision for income taxes	(72,350)	-	(31,866)	-
Net loss	$ (7,287,970)	$ (788,370)	$ (318,117)	$ (446,231)
Loss per share - basic and diluted	$ (0.13)	$ (0.02)	$ (0.01)	$ (0.01)
Weighted average shares outstanding-
basic and diluted	55,828,027	41,196,667	63,346,449	41,030,000
Comprehensive Loss
Net loss per statement of operations	$ (7,287,970)	$ (788,370)	$ (318,117)	$ (446,231)
Foreign currency translation adjustments	413	-	3,461	-
Unrealized loss on gold holdings and commitments	(101,224)	-	168,539	-
Comprehensive loss	$ (7,388,781)	$ (788,370)	$ (146,117)	$ (446,231)

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash Flows From Operating Activities
Net loss	$ (7,287,970)	$ (788,370)
Adjustments to reconcile net loss to cash used
in operating activities:
Depreciation and amortization	1,366,075	146
Non-cash compensation	1,937,042
Shares issued for services	599,850
Issuance of stock warrants	3,953,488	379,912
Foreign exchange loss	1,373
Loss on sale of investments	-	10,082
Change in operating assets and liabilities
Decrease in prepaid expense	1,188
(Increase) in accounts receivable	(637,207)
Increase in accounts payable	21,284
Increase in accrued interest	326,974
Increase in income tax payable	72,350
Increase in related party payable	172,421	30,245
Net cash provided by / (used in) operating activities	526,868	(367,985)
Cash Flows From Investing Activities
Purchase of property and equipment	(3,319)	(264)
Purchase of royalty rights	(13,850,000)	-
Proceeds from sale of short term investments	-	25,718
Investment in mining properties	(98,825)	(630,794)
Net cash used in investing activities	(13,952,144)	(605,340)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable	6,907,825	-
Principal payments on related party notes payable	-	(148,196)
Principal payments on notes payable	(852,869)
Proceeds from short term notes	4,000,000	-
Proceeds from issuance of common stock	3,439,119	744,330
Net cash provided by financing activities	13,494,075	596,134
Net increase (decrease) in cash and cash equivalents	68,799	(377,191)
Effect of exchange rates on cash and cash equivalents	(206)	-
Cash and cash equivalents at beginning of period	246,614	703,123
Cash and cash equivalents at end of period	$ 315,207	$ 325,932

Supplemental Information and non cash transactions

During the nine months ended September 30, 2006 the Company paid cash interest of $256,498. The Company paid no interest for the nine months ended September 30, 2005.

The Company paid no income taxes during the nine months ended September 30, 2006, and 2005.

The Company issued the Chairman and CEO 750,000 shares of unregistered, restricted common stock for the forgiveness of previously accrued operating payables.

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

NOTES TO THE INTERIM FINANCIAL STATEMENTS

-----------------------------------------

September 30th, 2006

(unaudited)

1.	Organization and Changes in Significant Accounting Policies

The accompanying unaudited interim financial statements of Battle Mountain Gold Exploration Corporation (the “Company”) have been prepared by the Company in accordance with generally accepted accounting principles in the United States of America, pursuant to the Securities and Exchange Commission rules and regulations. In management’s opinion, all adjustments necessary for a fair presentation of the results for the interim periods have been reflected in the interim financial statements. The results of operations for any interim period are not necessarily indicative of the results for a full year. All adjustments to the financial statements are of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Such disclosures are those that would substantially duplicate information contained in the most recent audited financial statements of the Company, such as unchanged significant accounting policies.

Management presumes that users of the interim statements have read or have access to the audited financial statements and notes thereto included in the Company’s most recent annual report on Form 10-KSB.

Business

Prior to the completion of the Company’s acquisition of certain royalty interests in mineral properties in April 2006, the Company’s primary business was mineral, specifically gold, exploration in the State of Nevada. Based on the Company’s previous focus on mineral exploration, since its inception in January 2004, it previously reported its financial information in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises.

Upon completion of its acquisition of certain royalty interests in mineral properties, along with the divesture of its joint venture, Pediment Gold LLC, the Company’s primary focus has changed to acquiring and managing precious metal royalties. The acquisition of the royalty interests resulted in the Company no longer being considered exploration stage under SFAS No. 7.

The Company’s current and potential future royalty interests, defined as non-operating net revenue rights in mining projects, expect to provide all future revenues. The Company currently does not conduct exploration or mining activities.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Actual results may differ from these estimates.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with maturities of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2006. From time to time the Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

Restricted cash – The Company maintains the majority of its cash resources with Macquarie Bank Limited, its senior lender. Restricted cash is denominated in US dollars, Canadian dollars, and gold bullion. In accordance with the Company’s loan agreements with Macquarie Bank Limited, restricted cash is periodically released to meet the Company’s working capital obligations based on a previously agreed upon annual budget. Additional funds are available on an as needed basis.

Royalty Interests in Mineral Properties:

Acquired royalty interests in mineral properties include certain properties in the production, development, and exploration stage. We capitalize these royalty interests as tangible assets when they meet the definition of mineral rights in accordance with Financial Accounting Standards Boards (FASB) Emerging Issues Task Force Issue (EITF) No.04-02, Whether Mineral Rights are Tangible or Intangible Assets. At September 30, 2006 all of our royalty interest meet the definition of mineral rights and therefore, are capitalized as tangible assets.

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Development and exploration stage royalties will be amortized in the same manner once they become production stage assets. The carrying values of all royalty mineral interests are periodically evaluated for impairment. The recoverability of the carrying value of royalty interests in production and development stage mineral properties is evaluated based upon estimated future undiscounted net cash flows from each royalty interest property using estimates of proven and probable reserves. We evaluate the recoverability of the carrying value of royalty interests in exploration stage mineral properties in the event of significant decreases in the price of gold, and whenever new information regarding the mineral properties is obtained from the operator that could affect the future recoverability of our royalty interests. Impairments in the carrying value of each property are measured and recorded to the extent that the carrying value in each property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows.

Our estimate of gold prices, operator’s estimates of proven and probable reserves to our royalty properties, and operator’s estimates of operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of our investment in these royalty interests in mineral properties. Although we have made our best assessment of these factors based on current conditions, it is possible that changes could occur, which could adversely affect the net cash flows expected to be generated from these royalty interests. The Company believes that no impairment of its long-lived assets occurred during the third quarter of 2006 or existed as of September 30, 2006.

Basis of Consolidation

The consolidated financial statements include the accounts of Battle Mountain Gold Exploration Inc., and it’s recently incorporated and wholly – owned subsidiaries, BMGX(Barbados) Corporation, and Battle Mountain Gold (Canada) Inc. The Company’s wholly owned subsidiaries hold all the currently existing gold royalty assets. Intercompany transactions and account balances have been eliminated in consolidation.

Long-Lived Assets

The Company reviews the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable in accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

Revenue Recognition

The Company’s revenue is generated from its royalty interests in mineral properties. Royalty revenue is recognized in accordance with the terms of the underlying royalty agreements subject to (i) the pervasive evidence of the existence of the arrangements; (ii) the risks and rewards having been transferred; (iii) the royalty being fixed or determinable; and (iv) the collectibility of the royalty being reasonably assured. For royalty payments received in gold, royalty revenue is recorded at the average spot price of gold for the period in which the royalty was earned.

Accounts Receivable and Allowance for Doubtful Accounts

The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

The Company evaluates the collectibility of accounts receivable on a historical basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables and historical experience. Based on our analysis of payment experience, no reserve has been recorded for the period.

Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the applicable local currency in accordance with SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities of the Company and its subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using current rates of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at the weighted average exchange rates in effect for the period in which the items occur. Translation gains or losses are recorded as a separate component of stockholders’ equity and transaction gains and losses are included in other income and expenses, net.

Comprehensive Income

The Company reports comprehensive income and loss and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. The Company’s comprehensive income is comprised of net income, foreign currency translation adjustments, and gold price fluctuations.

Concentration of Credit Risk

The Company’s current revenue is solely generated from the production stage royalty interests in the El Limon Mine, Williams Mine, Joe Mann Mine, and Don Mario Mine.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have an impact on previously reported financial position, cash flows, or results of operations.

2.	Divestiture of Joint Venture

In accordance with the Company’s current focus of acquiring and managing its portfolio of royalty interests in mining properties, the Company exchanged its previously obtained interest in Pediment Gold LLC with its joint venture partner, Nevada Gold Exploration Solutions LLC (NGXS) for the rescission of 7,800,000 previously granted and restricted shares of Company common stock and a 1.25% net smelter royalty on any future production, if any, of the Hot Pots and Fletcher Junction Exploration Projects. As of the date of the transaction neither the Hot Pots nor the Fletcher Junction Project had any proven or probable reserves.

3.	Related Party Transactions

On April 26, 2006 the CEO received a total of 750,000 shares of Company common stock at $0.39 per share, the fair market value of the Company’s common stock on the date of issuance, for total consideration of $292,500. The transaction resulted in the cancellation of accrued salary and operating payables

On April 26, 2006 the CEO received 1,762,096 shares of common stock at $0.39 per share for total consideration of $687,217 in accordance with the employment agreement.

The aggregate of 2,512,096 shares of Company common stock issued to the CEO during the nine months ended September 30, 2006 include additional exercisable warrants of 2,512,096, each for one additional share of common stock at $0.31 per share expiring on April 12, 2011. The Company recognized $879,726 of non-cash compensation expense related to issuance of the warrants.

The Company’s CFO, previously engaged as a consultant, received 500,000 shares of common stock at $0.39 per share for total consideration of $195,000 as compensation for advisory work related to the acquisition of the royalty assets. The shares include additional exercisable warrants of 500,000, each for one additional share of common stock at $0.31 per share expiring on April 12, 2011. The Company recognized $175,098 of non-cash compensation expense related to issuance of the warrants.

The Company has an employment agreement with its CFO effective May 1, 2006. The initial term of the agreement is three years with a base compensation of $125,000 per year. In addition, the CFO was granted 750,000 restricted shares of the Company’s common stock, which vest equally over the term of the agreement, beginning in May 2007.

At September 30, 2006 related party payables of $47,264 consist of accrued salaries payable to the CEO and CFO in accordance with the terms of their respective employment agreements.

4.	Property and Equipment

The Following Table Summarizes the net book value of the components of our property and equipment, including our royalty interests in mineral properties as of September 30th, 2006.

Equipment ($ in 000’s)	$ 6.1	$ (1.4)	$ 4.7
Total Property and Equipment	$ 20,536	$ (1,366)	$ 19,170

The Company incurred amortization and depreciation expense of $455,366 on the property and equipment during the quarter ended September 30, 2006.

Discussed below is the status of each of our royalty interests in mineral properties.

Williams Mine – We own a 0.72% NSR on the Williams Mine which is located 350 kilometres east of Thunder Bay, Ontario, Canada. The NSR covers the underground operations and a portion of the open pit operations. The mine is jointly owned and operated by Teck Cominco Ltd. (50%) and Barrick Gold Corporation Ltd.(50%). The mine is currently operating.

Don Mario Mine – We own a 3.0% NSR on the Don Mario Mine. The mine is owned by Orvana Minerals Corp., and is currently operating. The Don Mario Mine is located within the San Juan Canton, of the province of Chiquitos, in eastern Bolivia.

El Limon/La India – We own a 3.0% NSR on the El Limon mine and La India resource. The mine is owned by Glencairn Gold Corporation. The El Limon Mine is currently operating. The La India resource is currently being explored. The El Limon Mine is located in Northwester Nicaragua, approximately 140 kilometers form the capital Managua.

Joe Mann Mine – We own a 1% NSR on the Joe Mann mine. The mine is owned by Campbell Resources Inc. The mine is currently operating and is located approximately 550 km north of Montréal, Quebec.

Dolores Reserve – We own a 1.25% NSR on gold production from the Dolores Resource.

The resource is owned by Minefinders Corporation Ltd. Construction of the mine is in process, with a start-up date expected in the third quarter of 2007. Dolores is located in Mexico, in the state of Chihuahua.

Relief Canyon Mine – We own a 4.0% NSR on the Relief Canyon Mine – The mine is owned by Newgold Inc. The mine is scheduled to re start by mid 2007 according to the mine operator, Newgold Inc. The mine is located approximately 110 miles northeast of Reno, Nevada.

Lluvia Del Oro – We own a 3.0% NSR on the Lluvio del Oro Mine. The property is owned by a private Mexican company. We carry our interest on the mine as a development stage asset, since the mine was previously in production, is currently on care and maintenance, and we anticipate a restart of the mine within the next 12-18 months.

Seguenega Property – We own a 3.0% NSR on the Sega property. The property is owned by Orezone Resources Inc. Orezone has spent in excess of $5.0 million in exploration over the past 3 years. Orezone has the option to purchase (buy back) up to two thirds of our royalty interest (i.e. from 3% to 1%) for $2.0 million, prior to starting production. The property is located in Burkina Faso.

Night Hawk Lake Property, Marmato, Hot Pot and Fletcher Junction are all early stage exploration properties. We will update as needed based on further exploration work by the property owners.

5.	Notes Payable

Gold Facility

On April 25, 2006 the Company entered into an 11,750 ounce gold facility agreement with Macquarie Bank Limited. The Company sold the gold on the open market at $587.90 per ounce on April 10, 2006 for total proceeds of $6,907,825. The gold facility calls for us to repay Macquarie Bank Limited in sixteen quarterly installments of 907 ounces beginning May 15, 2006 with a final installment of 488 ounces due on May 15, 2010 for total consideration of 15,000 ounces. Additionally, under the terms of the Gold Facility, on each

Gold Delivery Date, we are required to make an additional and mandatory pre-delivery of Gold, determined in accordance with and subject to the following conditions:

(a) pre-delivery of Gold under the agreement, shall only be required on a Gold Delivery Date which:

(i)	immediately follows a Financial Quarter wherein the London Gold Price was greater than US$425/Ounce for more than 15 days; or
(ii)	occurs when a Default or Event of Default has occurred and is continuing; and
(b)	the amount of Gold to be pre-delivered shall be the Current Gold Value of the US Dollar amount which is 50% of Free Cash Flow for such Financial Quarter;

A mandatory pre-delivery of Gold under the agreement is to be applied first against the then final Gold Delivery and then against the remaining Gold Deliveries in reverse order to the order in which the Gold Deliveries are due to be made.

As of October 10, 2006, the final installment had been reduced to 386 ounces, as a result of required Gold Facility pre-payments of 73 ounces on June 5th, 2006 and 29 ounces on October 10, 2006.

The facility is collateralized by the acquired royalty interests in mining properties.

Bridge Finance Facility

On April 25th, 2006, the Company entered into a bridge finance facility agreement with Macquarie Bank Limited for $4,000,000. The bridge finance facility carries a 12% annual interest rate, interest is accrued until maturity, and the loan is due on the earlier of (i) December 31, 2006 and (ii) within 30 days after receipt of proceeds from a public offering of the shares of the Company. The facility carries a one-time extension option through March 31, 2007, at Macquarie Bank Limited’s sole discretion. The loan is collateralized by the acquired royalty interests in mining properties.

Subordinated Exchangeable Debenture

The Company entered into a subordinated exchangeable debenture with IAMGOLD (seller of acquired royalty interests in mining properties) for a total of $2,000,000. The debenture carries an interest rate of 6% per annum and is due on April 25, 2008. Principal and interest payments are due semi-annually and may be paid in cash or in shares of common stock of the Company. Additionally, IAMGOLD may, at any time within the period, convert the outstanding principal and accrued interest into shares of common stock of the Company at $0.50 per share.

The following table illustrates the Company’s future obligations as of September 30, 2006:

Year	Principal	Interest	Total
2007	5,406,853	1,087,516	6,494,369
2008	3,597,332	657,715	4,255,047
2009	1,816,726	316,174	2,132,900
2010	1,216,996	76,383	1,293,379

Total	12,037,907	2,137,788	14,175,695

Note: The above table includes principal and interest on the gold loan facility based on a gold price of $587.90 per ounce.

For the nine months ended September 30, 2006 the Company recognized an unrealized loss on the carrying amount of its gold loan facility of $101,224.

6.	Capital Stock

On April 26, 2006 the Company issued 11,669,353 shares of common stock at $0.31 per share to accredited investors in a private placement offering. Total proceeds received in the private placement were $3,439,119 net of fees of $178,380. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006 the Company issued 2,512,096 shares of common stock at $0.39 per share to the CEO for total consideration of $979,717 related to previously accrued salary, operating payables, and bonuses related to the acquisition of the royalty interests in mineral properties. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006 the Company issued 500,000 shares of common stock at $0.39 per share to its CFO (previously in a consulting role) for total consideration of $195,000 in accordance with the terms of a consulting agreement. Each share has an attached warrant exercisable into one share of common stock at $0.31 per share expiring on April 12, 2011.

On April 26, 2006 the Company issued 1,935,000 shares of common stock at $0.31 per share to Macquarie Bank Limited for total consideration of $599,850 related to the payment of loan origination fees incurred during the quarter ended June 30, 2006.

On April 26, 2006 the Company issued 12,000,000 shares of common stock at $0.39 for total consideration of $4,680,000 related to the purchase of royalty interests in mineral properties from IAMGOLD.

On June 30, 2006 the Company received and cancelled 7,800,000 shares of previously issued restricted common stock related to the divesture of its interest in Pediment Gold LLC.

7.	Warrants

The estimated fair value of warrants, using a lattice pricing model is based on the following assumptions.

	2006	2005
Expected Dividend yield	$ -0-	$-0-
Expected stock price volatility	90%	72%
Risk free interest rate	4.90%	4.00%
Expected life of warrants (years)	5.00	1.75

The following table illustrates the warrant activity as of September 30, 2006:

	As of 9/30/2006		2005
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding, beginning of the year	1,500,000	$ 0.25	-	$ -
Issued	14,681,449	$0.31	1,500,000-	$ 0.25 -
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding, end of the period	16,181,449	$ 0.3045	1,500,000	$ -0.25
Currently exercisable	16,181,449	$ 0.3045	1,500,000	$ 0.25

Stock warrants outstanding and exercisable as of September 30th, 2006 are as follows:

	Range of Exercise Price	Number of Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Warrants Vested (Exercisable)	Weighted Average Exercise Price
	$0.25 $0.31	1,500,000 14,681,449	$0.25 0.31	1.50 4.75	1,500,000 14,681,449	$0.25 0.31
8.	Income Taxes

The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carry-forwards a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

The Company has incurred a taxable net loss of $2,596,789 as of September 30, 2006 that can be carried forward to offset future earnings if conditions of the Internal Revenue Code are met. This net operating loss carry-forward will begin to expire in the year 2024. As of September 30, 2006 the entire future tax benefit has been offset by a valuation allowance.

9.	Pro Forma Financial Information

On April 25, 2006 the Company acquired certain royalty interests in mineral properties. The following is pro-forma condensed operating data which portrays the results of operations as if the transaction had occurred at the beginning of each period presented:

	Nine months ended September 30
	2006	2005

Net revenue	$ 2,433,550	$ 1,962,888
Depreciation and amortization	(1,366,075)	(1,333,948)
Operating income / (loss)	(2,568,647)	(595,284)
Other expenses	(4,646,973)	(1,324,856)
Pro-forma net income / (loss)	(7,287,970)	(1,920,140)
Pro-forma net income / (loss) per share – basic and diluted	$ (0.13)	$ (0.04)

Weighted average shares outstanding – basic and diluted	55,828,027	41,030,000
10.	Loss per Share
The Company’s loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

Sept. 30, 2006
BASIC LOSS PER SHARE:
Net loss (numerator)	$ (7,287,970)
Shares outstanding (denominator)	55,828,027
Loss per basic share	$ (0.13)
FULLY DILUTED LOSS PER SHARE:
Net loss (numerator)	$ (7,287,970)
Shares outstanding (denominator)	55,828,027
Loss per diluted share	$ (0.13)

11.	Subsequent Events

On October 25th, 2006, we issued 102,940 restricted shares of common stock to IAMGOLD Corporation, for payment of interest due on our 6% Exchangeable Secured Subordinated Debenture. IAMGOLD Corp., elected by written notice to us, to receive such interest payment in Common Shares. The number of common shares issued is based on the accrued and unpaid interest payable to IAMGOLD Corp (the debenture holder) on October 25th, 2006, which was $60,735, divided by the Weighted Average Trading Price of our shares. The Weighted Average trading Price was calculated by dividing the aggregate dollar trading values of our common shares for the twenty consecutive trading days immediately preceding October 25th, 2006, by the aggregate number of common shares traded during that same period.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE YEAR ENDED

DECEMBER 31, 2005

WITH

AUDIT REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

Balance Sheet

Statements of Operations

Statement of Changes in Stockholders’ Equity

Statements of Cash Flows

Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Battle Mountain Gold Exploration Corporation

We have audited the accompanying balance sheet of Battle Mountain Gold Exploration Corporation (an exploration stage company) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 and inception to date. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Battle Mountain Gold Exploration Corporation (an exploration stage company), as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and inception to date, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Battle Mountain Gold Exploration Corporation (an exploration stage company) will continue as a going concern. As discussed in Note 14 to the financial statements, Battle Mountain Gold Exploration Corporation has suffered losses during the periods presented which raises substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, during 2006, the Company determined that it should have recognized compensation expense related to the issuance of stock options for the year ended December 31, 2005. As a result, the Company has restated it’s previously issued financial statements for the year ended December 31, 2005.

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah

March 11, 2006 except for Notes 2, 11, 12, 13 and 14 dated September 25, 2006

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

BALANCE SHEET

ASSETS
Current Assets	December 31, 2005 (Restated)
Cash	$ 246,614
Prepaid rent	1,188
Total current assets	247,802
Property and equipment
(net of accumulated depreciation of $384)	2,404

Other Assets
Investment in joint venture	1,159,901
Deposits	295
Total other assets	1,160,196
Total assets	$ 1,410,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$ 29,203
Related party payable	167,328
Total current liabilities	196,531

Commitments and Contingencies	-

Stockholders’ Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value)
none issued	-
Common stock, $.001 par value, 200,000,000 shares authorized
42,530,000 shares issued and outstanding	42,530
Additional paid-in-capital (restated)	3,284,466
Deficit accumulated during the exploration stage (restated)	(2,113,125)
Total stockholders’ equity	1,213,871
Total liabilities and stockholders’ equity	$ 1,410,402

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

STATEMENTS OF OPERATIONS

	Restated December 31, 2005	December 31, 2004	Inception to date
Revenue	$ -	$ -	$ -
Expenses
Depreciation	(198)	(186)	(384)
Professional and consulting (restated)	(1,245,706)	(202,643)	(1,448,349)
Travel and entertainment	(36,464)	(27,772)	(64,236)
Rent and office	(32,694)	(17,653)	(50,347)
General and administrative	(88,866)	(32,686)	(121,552)
Total operating expenses	(1,403,928)	(280,940)	(1,684,868)
Loss from operations	(1,403,928)	(280,940)	(1,684,868)

Other Income (Expense)
Interest expense	-	(448)	(448)
Financing costs	(379,912)		(379,912)
Unrealized loss	-	(24,200)	(24,200)
Loss on sale of investments	(10,082)	(13,796)	(23,878)
Other income	-	181	181
Total other expense	(389,994)	(38,263)	(428,257)
Loss before income taxes	(1,793,922)	(319,203)	(2,113,125)
Provision for income taxes	-	-	-
Net loss	$ (1,793,922)	$ (319,203)	$ (2,113,125)
Loss per share - basic and diluted	$ (0.04)	$ (0.02)	$ (0.07)
Weighted average shares outstanding -
basic and diluted	41,530,000	19,391,667	30,460,833

	Pro Forma Income Data
Net loss as reported (restated)	(1,793,922)	(319,203)	(2,113,125)
Effect of error not corrected (net of tax)	913,776	-	913,776
Pro forma net loss previously reported	$ (880,146)	(319,203)	(1,199,349)
Pro forma loss per share: basic and diluted	$ (0.02)	$ (0.02)	$ (0.04)
Weighted average shares outstanding -
basic and diluted	41,530,000	19,391,667	30,460,833

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31		Inception to date

	2005 (Restated)	2004

Cash Flows From Operating Activities
Net loss	$ (1,793,922)	$(319,203)	$ (2,113,125)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	198	186	384
Non-cash compensation (restated)	913,776		913,776
Issuance of stock warrants	379,912	-	379,912
Unrealized loss on investments	-	24,200	24,200
Loss on sale of investments	10,082	13,796	23,878
(Increase) in deposits	-	(295)	(295)
(Increase) in prepaid rent	(1,188)		(1,188)
Increase in related party payable	41,632	75,696	117,328
Increase in accounts payable	17,448	11,756	29,204
Net cash used in operating activities	(432,062)	(193,864)	(625,926)
Cash Flows From Investing Activities
Purchase of property and equipment	(264)	(2,524)	(2,788)
Purchase of short term investments	-	(114,000)	(114,000)
Proceeds from sale of short term investments	25,718	40,203	65,921
Investment in mining properties	(734,901)	(425,000)	(1,159,901)
Net cash used in investing activities	(709,447)	(501,321)	(1,210,768)
Cash Flows from Financing Activities
Proceeds from issuance of related party notes payable	-	50,000	50,000
Principal payments on related party notes payable	(150,000)	-	(150,000)
Proceeds from short term notes	-	150,000	150,000
Proceeds from issuance of common stock	835,000	1,198,308	2,033,308
Net cash provided by financing activities	685,000	1,398,308	2,083,308
Net increase (decrease) in cash and cash equivalents	(456,509)	703,123	246,614
Cash and cash equivalents at beginning of period	703,123	-	-
Cash and cash equivalents at end of period	$ 246,614	$ 703,123	$ 246,614

Supplemental Information and non cash transactions

During the year ended December 31, 2005 the Company paid no interest. In 2004 the Company paid $448 in interest.

The Company paid no income taxes during the year ended December 31, 2005, and 2004.

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscriptions Receivable	Total Equity

	Shares	Amount	Shares	Amount

Balance, inception	-	$ -	-	$ -	$ -	$ -	$ -	$ -
January 2004 shares issued for cash at $0.02 per share			7,000,000	7,000	115,000			122,000
May 2004 shares issued for cash at $0.08 per share			4,640,000	4,640	353,360			358,000
September 2004 reverse merger adjustment			26,870,000	26,870	(83,562)			(56,692)
October 2004 shares issued for cash at $0.47			900,000	900	424,100			425,000
November 2004 shares issued for cash at $0.50 per share			700,000	700	349,300			350,000
Net loss for the year ended December 31, 2004						(319,203)		(319,203)

Balance December 31, 2004	-	$ -	40,110,000	$ 40,110	$ 1,158,198	$ (319,203)	$ -	$ 879,105
January 2005 shares issued for cash at $0.50 per share			920,000	920	459,080			460,000
September 2005 issued shares for cash at $0.25 per share with attached warrants exercisable at $0.25 per share			1,500,000	1,500	753,412		(90,670)	664,242
Stock subscription received							90,670	90,670
Net loss for the year ended December 31, 2005						(880,146)		(880,146)
Balance December 31, 2005 (as previously reported)	-	$ -	42,530,000	$ 42,530	$ 2,370,690	$ (1,199,349)	$ -	$ 1,213,871
Net loss as previously reported						(880,146)
Issuance of stock options in April, 2005					839,065	(839,065)		-
Issuance of stock options in December, 2005					74,711	(74,711)		-
Net loss (restated)						(1,793,922)		-
Balance December 31, 2005 (restated)		$ -	42,530,000	$ 42,530	$ 3,284,466	$ (2,113,125)	$ -	$ 1,213,871

The Accompanying Notes are an Integral Part of the Financial Statements

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

Business

The Company is considered an exploration stage company in 2005, as defined by Statement of Financial Accounting Standards (SFAS) No. 7 due to the Company’s primary focus of continuing to acquire and explore mining properties in the State of Nevada. The Company has not yet realized any revenues from its planned operations.

The Company was incorporated under the laws of the State of Nevada on January 7, 2004 to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada.

On April 15, 2004, the Company reorganized as follows: i) changed its name to Battle Mountain Gold Exploration Corp.; ii) affected a 10:1 forward stock split; iii) increased its authorized shares to two hundred million (200,000,000) shares of common stock; iv)reauthorized the par value of $0.001 per share of common stock; v)reauthorized ten million (10,000,000) shares of preferred stock; and vi) reauthorized the par value of $0.001 per shares of preferred stock. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the forward stock split.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company’s products and services are characterized by competition, rapid technological development, regulatory changes, and new product introductions, all of which may impact the future value of the Company’s assets.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with maturities of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2005. From time to time the Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

Fair Value of Financial Instruments

The carrying amount of financial instruments held by the Company, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short duration. The carrying amount of the Company’s notes payable approximate their fair value based on incremental borrowing rates for similar types of borrowing arrangements.

Marketable Securities

Pursuant to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date.

The Company did not hold any investments in marketable securities as of December 31, 2005.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. In accordance with SFAS No. 144 “Accounting for Long-Lived Assets”, the Company reviews its long-lived assets for impairment. Whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recovered through undiscounted future cash flows, such losses are recognized in the statement of operations.

The cost of property, plant, and equipment is depreciated over the remaining estimated useful lives of the assets ranging from 3 to 5 years. Depreciation is computed using the straight line method for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are expensed when incurred, while betterments are capitalized. Gains and losses on the sale of property and equipment are reflected in the statement of operations.

Exploration Costs

Exploration costs are charged against earnings as incurred. Significant costs related to property acquisitions from joint venture agreements, including allocations for undeveloped mineral interests, are capitalized until the viability of the mineral interest is determined. Capitalized amounts may be written down if future cash flows, including potential sales proceeds, related to the property are projected to be less than the carrying value of the property. If no mineable ore body is discovered, capitalized acquisition costs are expensed in the period in which it is determined that the mineral property has no future economic value.

Income Taxes

The Company provides for income taxes under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss Per Share

The computation of basic and diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents. Common stock equivalents are not included in the diluted loss per share calculation when their effect is antidilutive.

Revenue Recognition

In 2000 the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” Pursuant to SAB No. 101 and the relevant generally accepted accounting principles, the Company will recognize revenue upon the passage of title, ownership and the risk of loss to the customer. The Company had no revenue for the periods ended December 31, 2005 and 2004.

Stock-Based Compensation

The Company has adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period

The estimated fair value of employee stock options was calculated using a lattice pricing model. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of the Company’s employee stock options.

All options currently outstanding are fully vested with the related expense classified as professional and consulting.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have an impact on previously reported financial position, cash flows, or results of operations.

New Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement, which amends and clarifies existing accounting pronouncements, addresses financial accounting and reporting for derivative or other hybrid instruments. This Statement requires that contracts with comparable characteristics be accounted for similarly. It is effective for contracts entered into or modified after September 30, 2003. The adoption of SFAS 149 did not have any impact on the financial statements for the periods presented; however, the Company may employ hedging activities in its future operations that may have a material effect on its financial position, results of operations, or cash flows.

In May 2003 the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after March 15, 2003. This statement establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company believes the adoption of SFAS 150 will have no effect on the Company’s financial position or results of operations.

In December 2004 the FASB issued SFAS No. 123 (revised 2004, or “R”), “Share-Based Payment — a revision of FASB Statement No. 123 Accounting for Stock-Based Compensation”. Statement No. 123 supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company’s first quarter ended March 31, 2006.

In December 2004 the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29”. Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged, with certain exceptions. Statement No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance; where an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for fiscal periods beginning after January 1, 2006 (transactions occurring in fiscal periods beginning after June 15, 2005). The Company currently does not expect the standard to have a material effect on its future financial position, results of operations or cash flows.

In March of 2005 the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The costs of removing overburden and waste materials are referred to as “stripping costs.” The EITF reached a consensus that stripping costs incurred during the construction phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. The new treatment will be effective for fiscal years beginning after December 15, 2005. Adoption of the standard may have an impact on the Company’s future results of operations, the amount of which management is unable to determine at this time.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This Statement replaces APB Opinion No. 20 and SFAS No. 3. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period, rather than being reported in an income statement. The new standard will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of new standard will not have a material effect on its financial position, results of operations, cash flows, or previously issued financial reports.

2.	Restatement of Financial Statements

During 2006 the Company determined that it should have recognized compensation expense related to the issuance of stock options in the amount of $913,776 for the year ended December 31, 2005 related to the Company’s adoption of SFAS No. 123 at its inception. The Company erroneously accounted for these option issuances in 2005 under APB Opinion No. 25 in its previously issued financial statements. As a result, the Company has restated it’s previously issued financial statements for the year ended December 31, 2005. The Company previously reported a net loss of $880,146, or $(0.02) per share for the year ended December 31, 2005. The restatement resulted in the Company reporting a net loss of $1,793,922, or $(0.04) per share for the year ended December 31, 2005.

3.	Property and Equipment

The following is a summary of property, plant, and equipment – at cost, less accumulated depreciation and the estimated useful lives:

	2005	2004
Equipment	$646	$382
Office furniture	2,142	2,142
Total, at cost	2,788	2,524
Less: accumulated depreciation	(384)	(186)
Total	$2,404	$2,338

Depreciation expense for the twelve months ended December 31, 2005 and 2004 was $198 and $186, respectively.

4.	Investment in Joint Venture

The Company has a joint venture agreement with Nevada Gold Exploration Solutions LLC (“NGXS”), a related party; that formed Pediment Gold LLC (Pediment) to engage in gold exploration in Nevada using a proprietary water chemistry database developed by NGXS. Pediment’s operations have been focused in two areas known as the Fletcher Junction Project Area located in Mineral County, Nevada and the Hot Pots Project Area located in Humboldt County, Nevada. Included in the Hot Pots Project Area are approximately 2,225 acres that Pediment leases on a ten year basis that began in September 2004. Pediment also has a cancelable binding letter agreement with Placer Dome U.S. Inc. for exploration and future development for a three year period that began in October 2004 related to the Hot Pots Project Area.

The Company’s joint venture investment in Pediment at December 31, 2005 and 2004 is as follows:

	2005	2004
Balance, beginning of the period	$ 425,000	$ -
Additions	734,901	425,000
Balance, end of the period	$1,159,901	$ 425,000

At December 31, 2005 and 2004 the Company’s management determined that capitalized amounts related to the investment are fairly reflected based on its expected future cash flows. If no mineable ore body is discovered, capitalized acquisition costs are expensed in the period in which it is determined that the mineral property has no future economic value.

Pediment paid $55,894 in non-reimbursable operating expenses on behalf of the Company for the year ended December 31, 2005, and are included in the appropriate statement of operations classifications. For the year ended December 31, 2004 no Company expenses were paid by Pediment.

5.	Marketable Securities

From time to time the Company invests in marketable securities. Pursuant to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date.

During the twelve months ended December 31, 2005 the Company sold all of its marketable securities, classified as available for sale, resulting in a loss of $10,082.

6.	Related Party Transactions

The Company pays its Chairman and Chief Executive Officer, Mark Kucher, under an employment contract. Per the terms of the contract, for the years ending December 31, 2005 and 2004, payments accrued at $7,500 per month. Mr. Kucher also pays certain operating expenses of the Company personally, and receives periodic reimbursements when the Company’s operating capital is deemed sufficient. At December 31, 2005 the outstanding payable due to Mr. Kucher related to the employment contract and reimbursable expenses was $167,328.

During the year ended December 31, 2005 the Company paid off the $50,000 promissory note to Mark Kucher, originally issued November 10, 2004.

The Company paid its previous President and Chief Executive Officer, and current Vice President of Corporate Development, James McKay under an employment contract. Under the terms of the agreement, Mr. McKay received payments of $7,500 per month through March 31, 2005. Effective April 1, 2005 the Company entered into an agreement with its joint venture, Pediment Gold, for Pediment to pay the monthly salary of Mr. McKay at a rate of $7,500 per month.

The Company’s joint venture, Pediment, paid $55,894 in non-reimbursable operating expenses on behalf of the Company for the year ended December 31, 2005.

7.	Operating Lease

The Company leases office space in Reno, Nevada on an annual basis that expires April 30, 2006. The lease calls for monthly payments of $960 per month inclusive of $110 for telephone and internet service. Additional monthly incidental expenses are charged when incurred.

The Company leases office space in Vancouver, British Columbia on an annual basis that expires on August 31, 2006. The lease calls for flat monthly payments of $1,320.

The remaining commitment on the leases at December 31, 2005 was $14,400. Rent expense for the year ended December 31, 2005 and 2004 was $18,528 and $10,440 respectively.

8.	Commitments and Contingencies

On September 29, 2005 the Company entered into a letter of offer with Macquarie Bank Limited to obtain a 17,000 ounce gold loan facility in which the Company agreed to make quarterly deliveries of gold to Macquarie bank totaling 20,800 ounces within 3 years of the date of execution of the final agreement.

The Company entered into a share purchase agreement on November 28, 2005 with IAMGold corporation to purchase the royalty assets of two newly formed Companies; Newco Canada, a company incorporated in the Province of Alberta, Canada; and Newco Barbados, a company incorporated under the laws of Barbados. The total consideration for the purchase of the assets is $21,850,000 of which $15,850,000 is required to be delivered in cash. The Company will issue the appropriate number of shares based on the market value of the shares on the date of closing for the remaining $6,000,000. The completion of the share purchase is set to take place in the first quarter of 2006.

The following table sets forth the royalty assets the Company will receive upon completion of the share purchase agreement (as a percentage of net smelter royalties):

Royalty %
Held by Newco Canada:

Williams Mine; Ontario, Canada	0.72%
Joe Mann Mine; Quebec, Canada	1.00%
El Limon Mine, Nicaragua	3.00%
Night Hawk Lake Property; Ontario, Canada	2.50%
Seguenega Property, Burkina Faso	3.00%

Held by Newco Barbados:
Don Mario Mine; Bolivia	3.00%
Dolores Deposit; Mexico	1.25%
Lluvio de Oro Mine; Mexico	2.00%
Marmato Property; Columbia	5.00%
Relief Canyon Mine; Nevada	4.00%
Vueltas del Rio Mine; Honduras	2.00%

On November 26, 2005 the Company entered into a letter of intent with Nevada Gold Exploration Solutions to acquire a 100% interest in its joint venture, Pediment Gold, LLC. The agreement is contingent upon the completion of the purchase of Newco Canada and Newco Barbados royalty assets. In accordance with the terms of the agreement the Company agreed to invest an additional $150,000 in Pediment to fund the current field reconnaissance program. Additionally, the Company agreed to deliver 3,000,000 shares of its common stock to escrow by January 31, 2006 to be distributed to the owners of Nevada Gold Exploration Solutions upon the completion of the Pediment Gold LLC acquisition.

9.	Capital Stock

In September 2005, 1,500,000 common shares of Company stock were issued at $0.25 per share for cash of $375,000. Each share comes with a share purchase warrant, exercisable at $0.25 for a period of two years. The estimated fair market value of the attached warrants resulted in the Company recognizing financing costs of $379,912 using a lattice pricing model.

In January 2005, 920,000 common shares of Company stock were issued at $0.50 per share for cash totaling $460,000.

In November 2004, the Company sold an aggregate of 450,000 shares of common stock to four (4) individual investors for an aggregate of $450,000 (or $1.00 per share). In February 2005, the Company changed the terms of the sale to provide for 900,000 shares for an aggregate of $450,004 (or approximately $0.50 per share). In April 2005, the Company agreed to accept $100,000 less of an investment from one of the investors. As a result of these changes in the original terms of the sale, the Company received $350,004 for an aggregate of 700,000 shares.

In October 2004, the Company issued 900,000 shares of common stock for cash at $.47 per share totaling $425,000.

In May 2004, the Company issued 4,640,000 shares of common stock for cash at $.08 per share totaling $358,000.

In January 2004, the Company issued 7,000,000 shares of common stock to initial investors at $.02 per share totaling $122,000.

10.	Warrants

Warrants were issued in conjunction with the issuance of common stock. To estimate costs related to the issuance of warrants, we have used a lattice pricing model using a life equal to the maximum contractual life. The warrants expire on various dates during September 2007.

The estimated fair value of warrants, using a lattice pricing model is based on the following assumptions.

	2005	2004
Expected Dividend yield	$ -0-	n/a
Expected stock price volatility	72%	n/a
Risk free interest rate	4.00%	n/a
Expected life of warrants (years)	1.75	n/a

At December 31, 2005 the fair value of these warrants was estimated to be $379,912 and was included in additional paid in capital. The Company recognized the costs of these warrants as financing costs, which is a component of other expense.

The following table illustrates the warrant activity as of December 31, 2005 and 2004:

	2005		2004
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding, beginning of the year	-	$ -	-	$ -
Issued	1,500,000	0.25	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding, end of the period	1,500,000	$ 0.25	-	$ -
Currently exercisable	1,500,000	$ 0.25	-	$ -

Stock warrants outstanding and exercisable as of December 31, 2005 are as follows:

Range of Exercise Price	Number of Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Warrants Vested (Exercisable)	Weighted Average Exercise Price
$0.25	1,500,000	$0.25	1.75	1,500,000	$0.25
11.	Stock Option Plan

The Company adopted the 2004-2005 Non-Qualified Stock Option Plan. The Plan allows the Company to grant options for a maximum of 3,500,000 shares of common stock. The Plan is effective for ten years.

During April 2005 the Company’s board of directors amended the terms of the Plan. The exercise price of all previously granted options was reduced from $0.99 to $0.40 and the vesting date was changed from May 31, 2005 to April 15, 2005. As part of the amendment, the previously issued options at $0.99 were treated as cancelled and reissued at $0.40 in April, 2005. The amendment of Plan resulted in the Company recognizing an additional $280,000 of stock-based compensation.

The vesting date for all options granted under the Plan, as amended, was April 15, 2005.

The following table summarizes the activity of the Plan for the years ended December 31, 2005 and 2004:

	2005		2004
		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning g	1,000,000	$ 0.40	-	$ -
Options cancelled	(1,000,000)	0.99	-	-
Options exercised	-	-	-	-
Options forfeited	-	0.40	-	-
Option granted	3,200,000	0.40	1,000,000	0.99
Outstanding, ending	3,200,000	$ 0.40	1,000,000	$ 0.99

The fair value of each option granted is estimated at the date of grant using a lattice option-pricing model with the following assumptions.

	2005	2004
Expected Dividend yield	$ -0-	$ -0-
Expected stock price volatility	72%	60%
Risk free interest rate	4.00%	4.00%
Expected life of options (years)	4.18	.42

A summary of the outstanding and exercisable options at December 31, 2005, is as follows:

Range of Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Options Vested (Exercisable)	Weighted Average Exercise Price
$0.40	3,200,000	$0.40	4.18	3,200,000	$0.40

The Company recognized $913,776 of stock based compensation expense for the period ended December 31, 2005. No stock based compensation expense was recognized for the period ended December 31, 2004.

As reported, the Company erroneously reported that it had 2,875,000 options outstanding as of December 31, 2005, wherein it actually had 3,200,000 options outstanding. The increased expense associate with the increased option total has been recorded in our restated financial statements.

12.	Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

	2005	2004
Deferred tax assets: Net operating loss carryforwards	$ 299,250	$ 108,529
Valuation allowance	(299,250)	(108,529)
Net deferred tax assets	$ –	$ –

For the year ended December 31, 2005, the valuation allowance was increased by $299,250 due to the uncertainties surrounding the realization of the deferred tax assets, resulting from the Company’s net loss for tax purposes of $880,146 in fiscal 2005 and an accumulated tax deficit of $1,199,349 at December 31, 2005.

The provision (benefit) for income taxes differs from the provision (benefit) amount computed by applying the statutory federal tax rate (34%) to the loss before taxes due to the following:

	2005	2004

Computed expected benefit	$ (299,250)	$ (108,529)
Nondeductible expenses	-	-
Increase in valuation allowance	299,250	108,529
Provision (benefit) for income taxes	$ –	$ –

As of December 31, 2005, the Company had a net operating loss carryforward for federal income tax purposes of $1,199,349. This net operating loss carryforward will begin to expire in 2024. The valuation allowance has been estimated in an amount equal to the projected future benefit of the loss carryforward due to the current assumption the Company will not generate sufficient income to utilize the future tax benefit.

13.	Quarterly Financial Information (Unaudited)

Summarized unaudited quarterly financial information for the years ended December 31, 2005 and 2004 are noted below (in thousands, except for per share amounts):

2005
	Dec. 31, 2005	Sep. 30, 2005	Jun. 30, 2005	Mar. 31, 2005

Net revenues	$ -	$ -	$ -	$ -

Gross profit	$ -	$ -	$ -	$ -

Net loss as restated	$ (167)	$ (446)	$(1,009)	$ (172)

Net loss per share – basic and diluted	$ (0.00)	$ (0.01)	$ (0.01)	$ (0.01)

2004
	Dec. 31, 2004	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004

Net revenues	$ -	$ -	$ -	$ -

Gross profit	$ -	$ -	$ -	$ -

Net loss	$ (155)	$ (67)	$ (36)	$ (61)

Net loss per share – basic and diluted	$ (0.01)	$ (0.00)	$ (0.01)	$ (0.01)

14.	Loss per Share

The Company’s loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

	2005	2004
BASIC LOSS PER SHARE:
Net loss (as restated)	$ (1,793,922)	$ (319,203)
Shares outstanding	41,530,000	19,391,667
Loss per basic share	$ (0.04)	$ (0.02)
FULLY DILUTED LOSS PER SHARE:
Net loss (as restated)	$ (1,793,922)	$ (319,203)
Shares outstanding	41,530,000	19,391,667
Loss per basic share	$ (0.04)	$ (0.02)

15.	Going Concern

The report of independent auditors on the Company’s December 31, 2005 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern. Management has developed a plan to address these issues and allow the Company to continue as a going concern through at least the end of 2006. This plan includes sustaining revenues and reducing operating expenses as necessary. Although the Company believes the plan will be realized, there is no assurance that these events will occur. In the event the Company is unsuccessful, the Company may pursue additional debt or equity financing. If the Company is unable or cannot otherwise raise cash to finance operations, the Company could be forced to significantly reduce its level of operations. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

16.	Subsequent Events

On December 8, 2005 the Company’s Board of Directors approved an employment agreement with Mark Kucher, the Company’s Chairman and Chief Executive Officer effective January 1, 2006 for a period of five years. The terms of the agreement are for Mr. Kucher to receive an annual salary of $250,000 plus benefits. Mr. Kucher is also entitled to receive annual bonuses based on 2.50% of the Company’s increase in total market capitalization.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

Proforma Financial Statements

Introduction

On April 25th, 2006 Battle Mountain Gold Exploration Corp. (“Battle Mountain” or the “Company) acquired from IAMGOLD Corporation (“IAMGOLD” or the “Seller”), their portfolio of gold royalty interests. The acquisition resulted in the Company achieving a significant change in its focus from mineral exploration, specifically gold, to acquiring and managing precious mineral royalties.

The assets were acquired by Battle Mountain through two wholly owned subsidiaries. The Seller held the gold royalty assets in two wholly owned subsidiaries, the stock of which was acquired by Battle Mountain in exchange for shares, cash and a seller note.

At the effective time of the acquisition, Battle Mountain transferred 12,000,000 common shares, and $13,850,000 of cash to IAMGOLD, and IAMGOLD took back a subordinated convertible debenture in the amount of $2,000,000.

For purposes of the proforma balance sheet, the entire acquisition transaction is reflected as if it occurred on December 31st, 2005. For purposes of the proforma income statements, the transaction is recorded as if it occurred at the beginning of each period presented. The assets were recorded at the transaction value, which approximates fair market value.

Proforma balance sheet adjustments include the following:

1)	Excess cash from the transaction which is net of payment to the Seller for the royalty assets and transaction expenses.
2)	Fair value of royalty interests in mineral properties acquired assumes a price per Battle Mountain share as of December 30, 2005.
3)

Cash proceeds for the acquisition are from a combination of a bridge finance facility, a gold facility and new equity issued. For pro forma purposes, the gold facility proceeds were based on the price of gold as of 12/31/2005.

4)

Common shares issued to new investors in the private placement are assumed to be issued at $0.34 cents per share, which represents the same discount to fair market value on 12/31/2005 as occurred for the actual private placement on April 25, 2006.

5)	New shares issued to the Seller.
6)	Expenses associated with the acquisition.
7)	An adjustment has also been made in the pro formas to reflect the disposition of the Pediment LLC joint venture, which occurred in conjunction with the gold royalty acquisition.

Proforma income statement adjustments include the following:

1)	Revenue based on actual revenue generated by the royalty assets for fiscal 2004 and 2005.
2)	Historical royalty amortization charges based on a units of production method, using actual historical mine production.
3)	Interest expense based on a full year of acquisition debt outstanding.

4)	General and Administrative expenses consist of actual withholding taxes from the Don Mario and El Limon mines.
5)	No incremental income taxes are recorded since the pro forma interest and overhead expense is greater than revenues earned in the Canadian subsidiary.
6)

The pro forma statements do not include any of the one time/non recurring charges that occurred as a result of the transaction, and that are contained in the June 30, 2006 financial statements. These non cash/one time charges include non cash compensation expense relating to the value of the shares and warrants issued to the CEO and a consultant; non cash bank fees; and the non cash financing fee that relates to the cost associated with warrants issued to the new investors in the private placement.

The financial information has been derived from and should be read in connection with the historical financial statements of Battle Mountain Gold Exploration Corp.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

BALANCE SHEET

(Proforma)

ASSETS	Battle Mountain Gold Exploration	Acquired Royalty Assets	PROFORMA ADJUSTMENTS		PROFORMA COMBINED
(as of December 31, 2005)
Current Assets
Cash	$ 246,614	$ -	$ 9,250	(a)	$ 255,864
Accounts receivable	-	-			-
Other current assets	1,188	-			1,188
Total current assets	247,802	-	9,250		257,052
Property and equipment (net)	2,404	-			2,404
Other Assets
Royalty interests in mineral properties	-	21,010,000		(b)	21,010,000
Investment in Joint Venture/Other assets	1,160,196	-	(1,160,196)	(c)	-
Total other assets	1,160,196	-	21,010,000		21,010,000
Total assets	$ 1,410,402	$ -	$ 19,859,054		$ 21,269,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accruals	$ 29,203		$ -		$ 29,203
Related Party Payable	$ 167,328				$ 167,328
Bridge facility			4,000,000		4,000,000
Notes payable - current maturity			1,197,014	(d)	1,197,014
Total current liabilities	196,531	-	5,197,014		5,393,545
Long-Term Liabilities
Note payable			4,873,036	(e)	4,873,036
Convertible debenture			2,000,000		2,000,000
Total long-term liabilities	-	-	6,873,036		6,873,036
Commitments and Contingencies	-	-			-
Stockholders’ Equity
Preferred stock, ($0.001 par value), 10,000,000 shares authorized, none issued
Common stock, $0.001 par value, 200,000,000 shares authorized,	42,530		20,066	(g)	62,596
42,530,000 shares issued and outstanding					-
Additional paid-in-capital	3,284,466		14,407,851	(g)	17,692,317
Deficit accumulated during the exploration stage	(2,113,125)		(6,638,913)		(8,752,038)
Total stockholders’ equity	1,213,871	-	7,789,004		9,002,875
Total liabilities and stockholders’ equity	$ 1,410,402	$ -	$ 19,859,054		$ 21,269,456

(a)	Cash proceeds from gold loan facility, private placement, and bridge loan net of $13,850,000 royalty asset acquisition and acquisition related expenses based on the following assumptions:

Common shares issued at $0.34 per share which represents a 21% discount to the fair market value of the shares on December 31, 2005 similar to the discount on the shares in the actual private placement on April 26, 2006.

Gold price on 12/30/05 of $516.60

(b)	Purchase price of royalty assets assuming 12,000,000 shares issued at fair market value of $0.43 per share on 12/30/05; $13,850,000 cash; and $2,000,000 subordinated convertible debenture.
(c)	Assumes divesture of joint venture investment in conjunction with gold royalty asset acquisition.
(d)	Current portion of gold facility, assuming a funding date of 12/31/2005 at $516.60 per ounce.
(e)	Long term portion of the gold facility assuming a funding date of 12/31/05 at $516.60 per ounce.
(g)	Total of 20,066,449 shares of $0.001 par value common stock as follows with attached warrants, as applicable:

Issued 11,669,353 shares of common stock at an assumed discounted price of $0.34 per share in a private placement offering.

Issued 1,762,096 shares of common stock to the Chairman and CEO at the assumed fair market value on December 31, 2005 of $0.43 per share related to the closing of the IAMGold royalty acquisition

Issued 500,000 shares of common stock to a consultant at the assumed fair market value on December 31, 2005 of $0.43 per share related to the closing of the IAMGold royalty acquisition.

Issued 1,935,000 shares of common stock to Macquarie Bank Limited at an assumed discounted price of $0.34 per share for the origination of the Bridge Loan.

Issued 12,000,000 shares of common stock at the assumed fair market value on December 31, 2005 of $0.43 per share to IAMGold for the acquisition of the gold royalty assets.

Cancellation of 7,800,000 shares of common stock for the divesture of Pediment Gold LLC.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

STATEMENTS OF OPERATIONS

(Proforma 2005)

	Battle Mountain Gold Exploration December 31 2005	Acquired Royalty Assets December 31 2005		Proforma Adjustments		Proforma Combined Period ended December 31 2005
Revenue	$ -	$ 2,617,184	(a)			$ 2,617,184
Expenses
Depreciation and amortization	(198)			(1,778,400)	(b)	(1,778,598)
Professional and Consulting	(1,245,706)					(1,245,706)
Travel and Entertainment	(36,464)					(36,464)
Rent and Office	(32,694)					(32,694)
General and Administrative	(88,866)			(228,568)	(c)	(317,434)
Total operating expenses	(1,403,928)	-		(2,006,968)		(3,410,896)
Income/(loss) from operations	(1,403,928)	2,617,184		(2,006,968)		(793,712)
Other Income (Expense)
Interest expense				(1,376,481)	(d)	(1,376,481)
Financing costs	(379,912)					(379,912)
Unrealized loss	-	-				-
Loss on Sale of Investments	(10,082)	-				(10,082)
Other Income	-	-				-
Total other expense	(389,994)	-		(1,376,481)		(1,766,475)
Income/(loss) before income taxes	(1,793,922)	2,617,184		(3,383,449)		(2,560,187)
Provision for income taxes	-	-		-		-
Net Income/(loss)	$ (1,793,922)	$ 2,617,184		$ (3,383,449)		$ (2,560,187)
Loss per share - basic and diluted	$ (0.04)					$ (0.04)
Weighted average shares outstanding -	41,530,000					63,346,499
Basic and diluted						-

(a) 2005 royalty revenue from the Don Mario mine, El Limon mine, Williams mine, Joe Mann mine and Vueltas del Rio mine.

Royalty revenue based on the actual royalty revenue receipts from each of the above mines.

(b) Amortization charge based on units of production method, using actual historical mine production.

(c) Withholding taxes on gross revenue from the Don Mario mine (12.5%) and the El Limon mine (21%).

(d) Interest expense assumes 12 months of interest on the gold facility, bridge facility and convertible debenture.

NOTE: The above proforma presentation does not include the following non-recurring charges directly related to the costs associated with the closing of the gold royalty acquisition and recognized in the Company’s statement of operations for the three and six months ended June 30, 2006:

Issuance of 1,762,096 shares of common stock with 1,762,096 attached warrants to the Chairman and President as a bonus for the closing of the acquisition for a total charge of $1,304,297.

Issuance of 500,000 shares of common stock with 500,000 attached warrants to a consultant as a bonus for the closing of the acquisition for a total charge of $370,098.

Issuance of 1,935,000 shares of common stock to MacQuare Bank Limited for a total charge of $599,850.

Financing fee associated with 11,669,353 attached warrants in the private placement offering for a total charge of $3,953,488.

BATTLE MOUNTAIN GOLD EXPLORATION CORPORATION

(A Company in the Exploration Stage)

STATEMENTS OF OPERATIONS

(Proforma 2004)

	Battle Mountain Gold Exploration December 31 2004	Acquired Royalty Assets December 31 2004		Proforma Adjustments		Proforma Combined Period ended December 31 2004
Revenue	$ -	$ 2,578,091	(a)			$ 2,578,091
Expenses
Depreciation and amortization	(186)			(1,741,500)	(b)	(1,741,686)
Professional and Consulting	(202,643)					(202,643)
Travel and Entertainment	(27,772)					(27,772)
Rent and Office	(17,653)					(17,653)
General and Administrative	(32,686)			(218,786)	(c)	(251,472)
Total operating expenses	(280,940)			(1,960,286)		(2,241,226)
Income/(loss) from operations	(280,940)	2,578,091		(1,960,286)		336,865
Other Income (Expense)
Interest expense	(448)			(1,376,481)	(d)	(1,376,929)
Financing costs
Unrealized loss	(24,200)	-				(24,200)
Loss on sale of investments	(13,796)	-				(13,796)
Other Income	181	-				181
Total other expense	(38,263)	-		(1,376,481)		(1,414,744)
Income/(loss) before income taxes	(319,203)	2,578,091		(3,336,767)		(1,077,879)
Provision for income taxes	-	-		-		-
Net loss	$ (319,203)	$ 2,578,091		$ (3,336,767)		$ (1,077,879)
Loss per share - basic and diluted	$ (0.02)					$ (0.02)
Weighted average shares outstanding -	19,391,667					63,346,499
Basic and Diluted

(a) 2004 royalty revenue from the Don Mario mine, El Limon mine, Williams mine, Joe Mann mine and Vueltas del Rio mine. Royalty revenue based on the actual royalty revenue receipts from each of the above mines.

(b) Amortization charge based on units of production method, using actual historical mine production.

(c) Withholding taxes on gross revenue from the Don Mario mine (12.5%) and the El Limon mine (21%).

(d) Interest expense assumes 12 months of interest on the gold facility, bridge facility and convertible debenture.

NOTE: The above proforma presentation does not include the following non-recurring charges directly related to the costs associated with the closing of the gold royalty acquisition and recognized in the Company’s statement of operations for the three and six months ended June 30, 2006:

Issuance of 1,762,096 shares of common stock with 1,762,096 attached warrants to the Chairman and President as a bonus for the closing of the acquisition for a total charge of $1,304,297.

Issuance of 500,000 shares of common stock with 500,000 attached warrants to a consultant as a bonus for the closing of the acquisition for a total charge of $370,098.

Issuance of 1,935,000 shares of common stock to MacQuare Bank Limited for a total charge of $599,850. Financing fee associated with 11,669,353 attached warrants in the private placement offering for a total charge of $3,953,488.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Battle Mountain, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Battle Mountain Gold Exploration Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

89

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$1,822.42
Printing and engraving expenses	$5,000	(1)
Accounting fees and expenses	$5,000	(1)
Legal fees and expenses	$25,000	(1)
Transfer agent and registrar fees	$5,000	(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000	(1)
Total	$42,822.42

(1) We have estimated these amounts

90

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

In September 2004, our company entered into an Exchange with the former shareholders of Battle Mountain pursuant to which Battle Mountain became a wholly-owned subsidiary of our company. Our company issued an aggregate of 11,640,000 shares of common stock to the former shareholders of Battle Mountain. The Exchange was one share of our company for each share of Battle Mountain. Prior to the Exchange, Battle Mountain had sold an aggregate of 11,640,000 shares consisting of sales of an aggregate of 7,000,000 shares for $122,000 and an aggregate of 4,640,000 shares for $358,000 in January 2004 and May 2004, respectively. Battle Mountain sold the 7,000,000 shares to six (6) individuals, three of whom became executive officers and/or directors of our company, and three (3) entities, all of which are affiliates of Mark Kucher, our Chief Financial Officer and a Director. Battle Mountain sold the 4,640,000 shares to two (2) individuals and three (3) entities, one (1) of which is an affiliate of Mr. Kucher. Our company claims the exemption from registration afforded by Rule 506 of Regulation D under the Securities Act. Our company also claims an exemption from registration afforded by Regulation S under the Securities Act for some of the issuances. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by our company.

In October 2004, our company sold an aggregate of 900,000 shares of common stock to an unaffiliated entity for an aggregate of $425,000 (or $0.4722 per share). We claimed an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and our company took appropriate measures to restrict transfer. Our company also claims an exemption from registration afforded by Regulation S under the Securities Act. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by our company.

In November 2004, our company sold an aggregate of 450,000 shares of common stock to four (4) individual investors for an aggregate of $450,000 (or $1.00 per share). In February 2005, our company changed the terms of the sale to provide for 900,000 shares for an aggregate of $450,004 (or approximately $0.50 per share). In April 2005, our company agreed to accept $100,000 less of an investment from one of the investors. As a result of these changes in the original terms of the sale, our company received $350,004 for an aggregate of 700,000 shares. The spouse of Mark Kucher, our company’s Chief Financial Officer and a Director of our company, purchased 40,000 of these shares. our company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and our company took appropriate measures to restrict transfer. Our company also claims an exemption from registration afforded by Regulation S under the Act. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by our company.

In December 2004, our company granted options to James E. McKay and Mark D. Kucher pursuant to their employment agreements to purchase 500,000 shares of our company’s common stock with an exercise price of $0.99 per share and a vesting date of May 31, 2005. Mr. McKay serves as our company’s President pursuant to his employment agreement. Mr. Kucher serves as our company’s Chief Executive Officer and Chairman of our company’s board of directors pursuant to his employment agreement. In April 2005, our company’s board of directors amended the terms of their options to vest in their entirety on April 15, 2005, at an amended exercise price of $0.40 per share. Our company also issued additional options to other Directors in the aggregate of 1,875,00 shares at an exercise price of $.40 per share, that fully vested on April 15, 2005. Our company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing grants did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and Our company took appropriate measures to restrict transfer.

In February 2005, we amended the terms of a sale of stock that we made in November 2004. In November 2004, we sold an aggregate of 450,000 shares of common stock to four individual investors for an aggregate of $450,000 (or $1.00 per share). In February 2005, we changed the terms of the sale to provide for 900,000 shares for an aggregate of $450,000 (or approximately $0.50 per share). In April 2005, we agreed to accept $100,000 less of an investment from one of the investors. As a result of these changes in the original terms of the sale, we received

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$350,000 for an aggregate of 700,000 shares. The spouse of Mark Kucher, our company’s Chief Financial Officer and a Director of our company, purchased 40,000 of these shares.

This re-pricing of the private placement sale of shares of our Common Stock was done to more accurately and consistently reflect actual market price and conditions of our common shares, maintain investors’ interest in our private placements and to continue to offer investors what our company believes an equitable investment opportunity.

In September 2005 our company, by private placement, issued 1,500,000 restricted shares of our common stock at $0.25 per share for an aggregate total subscription of $375,000. Each share comes with a share purchase warrant, exercisable at $0.25 for a period of two years.

On April 25, 2006 we issued a total of 11,289,353 shares and 11,289,353 share purchase warrants to certain of the Selling Stockholders listed herein pursuant to a private placement at $0.31 per share for gross proceeds of $3,499,699. Each warrant shall entitle the holder thereof to purchase one share of our common stock until April 25, 2011 at a price per warrant share of $0.31. We relied on the exemptions from registration provided by Regulation S of the Securities Act of 1933.

On April 10, 2006 we issued 1,935,000 shares of our common stock to Macquarie Americas Corp. as consideration for the provision of certain debt facilities provided by Macquarie Bank Limited. Pursuant to the gold facility and bridge finance facility, Macquarie advanced to us $10,907,825 which was applied towards the purchase of the gold royalty assets from IAMGOLD Corporation.

We issued 3,392,096 shares of our common stock on April 25, 2006 in settlement of certain debts due and owing to certain parties, at a deemed issue price of $0.31 per share, in settlement of debts in the amount of $1,051,550. We also issued 3,392,096 share purchase warrants to the creditors. Each share purchase warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $0.31 per share until April 25, 2011.

On April 25, 2006 we issued 12,000,000 shares of our common stock to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation.

In addition, as part of the consideration for the asset acquisition, we issued to IAMGOLD Corporation a convertible debenture, principal amount of $2,000,000, due on April 25, 2008, which is convertible at a conversion price of $0.50 per share. The debenture has at an interest rate of 6% per annum. The interest payable under the convertible debenture is also convertible at a conversion price of $0.50 per share.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Form SB-2/A as Exhibit 3.1, filed with the Commission on August 29, 2003)
3.1a	Amendment to Articles of incorporation (incorporated by reference from our Form 8-K filed with the Commission on April 29, 2004)
3.2	Bylaws (incorporated by reference from our Form SB-2/A as Exhibits 3.2, filed with the Commission on August 29, 2003)

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(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered.
(10)	Material Contracts
10.1

Amended and Restated Share Purchase Agreement between IAMGOLD Corporation, Repadre International Corporation and Battle Mountain Gold Exploration Corp. dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.2

Bridge Finance Facility Agreement between Macquarie Bank Limited and Battle Mountain Gold Exploration Corp., dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.3

Gold Facility Agreement between Macquarie Bank Limited and Battle Mountain Gold Exploration Corp., dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.4

Exchangeable Secured Subordinated Debenture, dated April 25, 2006, held by IAMGOLD Corporation, dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.5

Registration Rights Agreement between Battle Mountain Gold Exploration Corp. and IAMGOLD Corporation, dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.6

Subordination Agreement between Battle Mountain Gold Exploration Corp., 1212500 Alberta Ltd., BMGX (Barbados) Corporation, 1210078 Alberta Ltd. and Macquarie Bank Limited, dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.7

Security Agreement between IAMGOLD Corporation and Battle Mountain Gold Exploration Corp., dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.8

Guarantee and Support Agreement between IAMGOLD Corporation and Battle Mountain Gold Exploration Corp., dated April 25, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

10.9

Settlement Agreement between Battle Mountain Gold Exploration Corp., Pediment Gold LLC, Nevada Gold Exploration Solutions L.L.C. and Wade Hodges, Kenneth Tullar and Paul Taufer, dated June 21, 2006 (incorporated by reference from our registration statement on Form SB-2 filed October 4, 2006).

(14)	Code of Ethics
14.1	Code of Business Conduct and Ethics (incorporated by reference from our form 10-KSB as exhibit 14.1, filed with the Commission on April 22, 2005).
(21)	Subsidiaries
Battle Mountain Gold (Canada) BMGX (Barbados) Corporation (a Barbados company)

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(23)	Consents
23.1*	Consent of Chisholm, Bierwolf & Nilson, LLC

* Filed herewith.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Battle Mountain pursuant to the foregoing provisions, or otherwise, Battle Mountain has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Battle Mountain of expenses incurred or paid by a director, officer or controlling person of Battle Mountain in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Battle Mountain will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on December 5, 2006.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By: /s/ Mark D. Kucher

Mark D. Kucher, Chairman, Chief Executive Officer and Director

(Principal Executive Officer)

Dated: December 5, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Mark Kucher as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By: /s/ Mark D. Kucher

Mark D. Kucher

Chairman, Chief Executive Officer and Director

Principal Executive Officer)

Date: October 3, 2006

By: /s/ David Atkinson

David Atkinson

Chief Financial Officer and VP Finance

(Principal Financial Officer and Principal Accounting Officer)

Date: October 3, 2006

By: /s/ Christopher Herald

Christopher Herald

Director

Date: October 3, 2006

By: /s/ Robert Connochie

Robert Connochie

Director

Date: October 3, 2006

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By:

Brian Labadie

Director

Date: October 3, 2006

By:

Anthony Crews

Director

Date: October 3, 2006